Amended and Restated

Contribution Agreement

By and Among

Sanders Morris Harris Group Inc.,

SMH Capital Inc.,

Pan Asia China Commerce Corp.,

Fletcher International, Ltd.,

Madison Williams Capital LLC

and

Madison Williams and Company LLC

Table of Contents

-i-

3.9	No Broker	18
3.10	Legal Proceedings	18
3.11	Compliance with Applicable Law	19
3.12	Insurance	20
3.13	Intellectual Property	20
3.14	Real Estate	22
3.15	Absence of Certain Changes	22
3.16	Assets	23
3.17	Intentionally Omitted	23
3.18	Accredited Investor	23
3.19	Investment	23
3.20	Risk of Investment	24
3.21	Intentionally Omitted	24
3.22	Tax Matters	24
3.23	Envirnomental Matters	25
3.24	Intentionally Omitted	25
3.25	Intentionally Omitted	25
3.26	Derivative Instruments	25
3.27	Disclosure	25

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF MADISON WILLIAMS AND NEW BD	26

4.1	Organization and Corporate Power	26
4.2	Authority; No Violation	26
4.3	Capital Structure	27
4.4	No Subsidiary	28
4.5	No Broker	28
4.6	Legal Proceedings	28
4.7	Disclosure	28

SECTION 5.	COVENANTS	28

5.1	Making of Covenants	28
5.2	Regulatory Filings	28
5.3	Conduct of Business	29
5.4	Preservation of Business	29
5.5	Notice Rights and Access	29
5.6	Notice of Default	30
5.7	Solicitation of Offers	30
5.8	Employee Matters; Assignment of Contributed Assets	30
5.9	Defenses and Claims	31
5.10	Confidentiality	32
5.11	Accounts Receivables	32
5.12	Regulatory Documents and Records	32
5.13	Company Disclosure Schedules	32
5.14	Adjustments of Working Capital Amount	33

-ii-

5.15	Name Change.	33
5.16	Closing Unaudited Balance Sheets.	34

SECTION 6.	CLOSING CONDITIONS	34

6.1	Conditions to the Obligation of Madison Williams and New BD	34
6.2	Conditions to Obligations of SMHG and the Company	35
6.3	Conditions to the Obligation of PAC3	36

SECTION 7.	TERMINATION OF AGREEMENT	38

7.1	Termination	38

SECTION 8.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	39

8.1	Survival	39
8.2	Indemnification	40
8.3	Notice; Payment of Losses; Defense of Claims	43
8.4	Exclusive Remedy	44

SECTION 9.	MISCELLANEOUS	44

9.1	Construction; Absence of Presumption	44
9.2	Fees and Expenses	45
9.3	Governing Law; Venue; Waiver of Jury Trial	45
9.4	Notices	45
9.5	Entire Agreement	47
9.6	Publicity and Disclosures	47
9.7	Assignability; Binding Effect	47
9.8	Execution in Counterparts	47
9.9	Amendments	47
9.10	Captions	47
9.11	Waiver, etc.	47
9.12	Severability	48
9.13	Definitions	48

-iii-

AMENDED AND RESTATED CONTRIBUTION AGREEMENT

This AMENDED AND RESTATED CONTRIBUTION AGREEMENT (“Agreement”), dated as of ________, 2009, is entered into by and among Sanders Morris Harris Group Inc., a Texas corporation (“SMHG”), SMH Capital Inc., a Texas corporation (the “Company”), and a wholly-owned subsidiary of SMHG, Pan Asia China Commerce Corp., a Delaware corporation (“PAC3”), Fletcher International, Ltd., a company domiciled in Bermuda (“Fletcher”), Madison Williams Capital LLC, a New York limited liability company formerly known as Siwanoy Capital, LLC (“Madison Williams”) and Madison Williams and Company LLC, a New York limited liability company formerly known as Siwanoy Securities, LLC (“New BD”), and a wholly-owned subsidiary of Madison Williams.

WITNESSETH

WHEREAS, subject to the terms and conditions hereof, PAC3 desires to subscribe for and purchase units of Class A Membership Interest (as defined herein) and units of Class B Membership Interest (as defined herein) of Madison Williams;

WHEREAS, Fletcher, directly or through an affiliate, desires to subscribe for and purchase units of Class A Membership Interest and a warrant to purchase units of Class A Membership Interest of Madison Williams;

WHEREAS, the Company is registered as an investment adviser under the Investment Advisers Act of 1940 and as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and provides asset management, retail brokerage, investment banking, institutional trading, prime brokerage and other financial and investment services;

WHEREAS, subject to the terms and conditions hereof, the Company desires to contribute to New BD the assets, properties, working capital and rights related and/ or pertaining to the Company’s investment banking, institutional trading (including equity sales and fixed income sales), New York trading and research (excluding Thomas Juda’s group and the Concept Capital division) business (collectively, the “Business”);

WHEREAS, subject to the terms and conditions hereof and in exchange for the above assets and working capital, Madison Williams shall issue to SMHG units of Class A Membership Interest of Madison Williams; and

WHEREAS, SMHG, the Company, PAC3, Madison Williams and New BD entered into a Contribution Agreement, dated as of January 1, 2009, as amended by that certain Amendment No. 1, dated May 6, 2009, Amendment No. 2, dated September 8, 2009, and extension letter dated October 30, 2009 (collectively, the “Previous Agreement”), and desire to amend and restate the Previous Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated into this Agreement as if fully set forth below, and in consideration of the mutual agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1. SUBSCRIPTION OF INTEREST AND CONTRIBUTION OF ASSETS

1.1         Purchase of Membership Interest

(a)           Subject to the provisions of this Agreement, PAC3 hereby agrees to purchase (i) Two Hundred Fifty Thousand (250,000) units of Class A Membership Interest of Madison Williams, and (ii) Two Million Two Hundred Fifty Thousand (2,250,000) units of Class B Membership Interest of Madison Williams for an aggregate subscription price of Three Million Dollars ($3,000,000) consisting of [A] Three Hundred Thousand Dollars ($300,000) in cash (the “First Cash Payment”), and [B] Two Million Seven Hundred Thousand Dollars ($2,700,000) in cash (the “Second Cash Payment”).  As further consideration for the units of Class A Membership Interest and Class B Membership Interest of Madison Williams, PAC3 hereby agrees to guarantee the note issued by Madison Williams to SMHG in the amount of Eight Million Dollars ($8,000,000), substantially in the form set forth in Exhibit B (the “SMHG Note”).  Subject to the provisions of this Agreement and upon the payment of the First Cash Payment and Second Cash Payment, and upon the execution by PAC3 of the SMHG Note (as the guarantor), Madison Williams agrees to issue to PAC3 such units of Class A Membership Interest and Class B Membership Interest, which shall be validly issued and non-assessable.

(b)           Subject to the provisions of this Agreement, Fletcher hereby agrees to purchase, directly or through an affiliate, Three Million Two Hundred Fifty Thousand (3,250,000) units of Class A Membership Interest of Madison Williams and a warrant to purchase an additional Five Hundred Thousand (500,000) units of Class A Membership Interest of Madison Williams, substantially in the form set forth in Exhibit A (the “Warrant”), for an aggregate subscription price of Five Million Dollars ($5,000,000) in cash (the “Fletcher Subscription Price”).  Subject to the provisions of this Agreement and upon the payment of the Fletcher Subscription Price, Madison Williams agrees to issue to Fletcher (or its subscribing affiliate) such units of Class A Membership Interest and such Warrant, which shall be validly issued and non-assessable.

1.2         Contribution of Assets.   Subject to the provisions of this Agreement, the Company agrees to sell, assign, transfer, convey and contribute to New BD, and New BD agrees to accept, the Contributed Assets free and clear of any security interests, obligations, mortgages, pledges, claims, liens, contingencies, restrictions or encumbrances of any kind (“Liens”).  “Contributed Assets” means the following assets, properties and rights related and/ or pertaining to the Company’s Business:

(a)           the contracts, agreements and legally binding instruments (whether in writing or oral) set forth in Section 1.2(a) of the Company Disclosure Schedule (collectively, the “Contributed Contracts”);

(b)           the accounts receivable, notes receivable or amounts owing or payable to the Company set forth in Section 1.2(b) of the Company Disclosure Schedule (collectively, the “Accounts Receivable”);

(c)           the Company Marks, Company Copyrights and other Intellectual Property owned by the Company or used or held for use by the Company set forth in Section 1.2(c) of the Company Disclosure Schedule (collectively, the “Company Intellectual Property”);

(d)           the machinery, computers, equipment, supplies, office furniture and all other tangible or intangible personal property owned by the Company or used by the Company set forth in Section 1.2(d) of the Company Disclosure Schedule (collectively, the “Company Assets”);

(e)           the machinery, computers, equipment, supplies, office furniture and all other tangible or intangible personal property owned by the Company or used by the Company in its Metairie, Louisiana, and Dallas, Texas, offices as set forth in Section 1.2(e) of the Company Disclosure Schedule (collectively, the “Coker Palmer Assets”);

(f)           the permits, licenses, authorizations, approvals, franchises or rights owned by the Company or held for use by the Company set forth in Section 1.2(f)  of the Company Disclosure Schedule (collectively, the “Permits”);

(g)           all prepayments or advance payments made by clients to the Company under the Contributed Contracts set forth in Section 1.2(g) of the Company Disclosure Schedule;

(h)           all money security deposits and any advance payments made with respect to Assumed Liabilities;

(i)           all rights of recovery, defenses, setoffs and counter claims of any kind directly relating to or directly affecting  the  Contributed  Assets or Assumed Liabilities including, but not limited to, claims, causes of action and rights under, pursuant to or arising from all warranties, representations, guarantees and agreements made by Persons in connection with the Contributed Assets and Assumed Liabilities, provided that the Company shall have the right (without in any way limiting the rights transferred to New BD hereunder) to assert claims, causes of action and rights against Persons in connection with the Company’s indemnification obligations hereunder;

(j)           the securities set forth in Section 1.2(j) of the Company Disclosure Schedule; and

(k)           the sum of Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000) to be used for working capital purposes (the “Working Capital Amount”), as adjusted pursuant to Section 5.14 herein, less [A] the value of the Accounts Receivable set forth in Section 1.2(b), [B] the value of the Coker Palmer Assets set forth in Section 1.2(e), [C] the value of money security deposits and any advance payments set forth in Section 1.2(h), and [D] the value of the securities (to be mutually agreed upon by the parties) set forth in Section 1.2(j).

1.3         Assumption of Liabilities.   Subject to the provisions of this Agreement, New BD shall (i) assume from January 1, 2009 the Company’s obligations of performance under the Contributed Contracts, and (ii) assume from Closing, and thereafter shall pay, perform and discharge, as and when due, all of the Company’s obligations of future performance due after the Closing under the Contributed Contracts as may exist at Closing (subsections (i) and (ii) collectively, the “Assumed Liabilities”).  Except as expressly provided in this Agreement, New BD shall not assume any debts, duties, obligations, responsibilities or liabilities of the Company of any kind or nature, contingent or otherwise. In furtherance and not in limitation of this Section 1.3, it is expressly agreed that New BD only assumes the Assumed Liabilities and does not assume, undertake or accept any other debts, duties, obligations, responsibilities or liabilities of the Company (the "Excluded Liabilities") including with respect to:

(a)           the conduct of the Business by the Company on and prior to the Closing Date including, but not limited to, all liabilities, debts,  duties,  obligations, responsibilities and contingencies of any kind which arose prior to the Closing Date;

(b)           any accounts payable or other liabilities of the Company other than Assumed Liabilities;

(c)           any liability or obligation of the Company (i) to any Employee (including without limitation severance pay and accrued vacation) except as set forth in Section 5.8(a) or (ii) under any employee benefit plan of the Company or any affiliate of the Company; and

(d)           any federal, state or local Taxes of any nature whatsoever, or penalties or interest arising therefrom, incurred by or arising out of the Company’s ownership, control or operations of the Contributed Assets and/ or the Business on or before the Closing Date.

1.4         Intentionally Omitted.

1.5         Consideration for Contributed Assets and Working Capital.  In consideration of the contribution of the Contributed Assets and Working Capital Amount by the Company and SMHG to New BD:

(a)           Madison Williams shall issue to SMHG One Million Seven Hundred Fifty Thousand (1,750,000) units of Class A Membership Interest of Madison Williams, which shall be validly issued and non-assessable;

(b)           Madison Williams shall pay to SMHG Two Million Seven Hundred Thousand Dollars ($2,700,000) in the form of the Second Cash Payment (less $125,000 previously deposited by PAC3 with SMHG); and

(c)           Madison Williams shall execute and deliver the SMHG Note to SMHG.

1.6         Deliverables; Escrow and Closing.

(a)           PAC3 and Fletcher Deliverables.  Upon the execution of this Agreement, PAC3 and Fletcher, as the case may be, shall deliver the following:

(i)           the First Cash Payment by PAC3 to New BD;

(ii)           the Second Cash Payment (less $125,000 previously deposited by PAC3 with SMHG) by PAC3 to SMHG by wire transfer of immediately available funds in U.S. dollars to a bank account designated by SMHG;

(iii)           within two Business Days following the date of this Agreement, the Fletcher Subscription Price by Fletcher to Madison Williams by wire transfer of immediately available funds in U.S. dollars to a bank account designated by Madison Williams;

(iv)           the SMHG Note duly executed by PAC3, as guarantor, to Madison Williams and SMHG;

(v)           the Amended and Restated Limited Liability Company Agreement of Madison Williams, substantially in the form of Exhibit C attached hereto (the “LLC Agreement”), duly executed by PAC3 and Fletcher, to Madison Williams, SMHG, William W. Sprague, Michael V. Fitzgerald and Gregg Mockenhaupt;

(vi)           a certificate by the Secretary of PAC3 and an authorized person of Fletcher certifying [A] (1) with respect to PAC3, the resolutions duly adopted by the board of directors and the shareholders of PAC3 authorizing this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in accordance with the articles of incorporation and by-laws of PAC3 and (2) with respect to Fletcher, that Fletcher is authorized to enter into this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in accordance with the organizational documents of Fletcher, and [B] the signatures of the officers and directors of PAC3 and the authorized persons of Fletcher authorized to execute this Agreement, the Ancillary Agreements and the incumbency of such officers and directors and authorized persons, to SMHG, the Company, Madison Williams and New BD;

(vii)           a certificate by the Secretary of PAC3 certifying [A] the resolutions duly adopted by the board of directors and the shareholders of PAC3 authorizing this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in accordance with the articles of incorporation and by-laws of PAC3 and Applicable Law, and [B] the signatures of the officers and directors of PAC3 authorized to execute this Agreement, the Ancillary Agreements and the incumbency of such officers and directors, to Fletcher; and

(viii)          a certificate by an authorized person of Fletcher certifying [A] that Fletcher is authorized to enter into this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in accordance with the organizational documents of Fletcher, and [B] the signatures of the authorized persons of Fletcher authorized to execute this Agreement, the Ancillary Agreements and the incumbency of such authorized persons, to PAC3.

(b)            SMHG and Company Deliverables.  Upon the execution of this Agreement, SMHG and/ or the Company, as the case may be, shall deliver the following:

(i)           the Assignment and Assumption Agreement, substantially in the form of Exhibit D attached hereto (the “Assignment Agreement”), duly executed by the Company, to New BD;

(ii)           the Bill of Sale, substantially in the form of Exhibit E attached hereto (the “Bill of Sale”), duly executed by the Company, to New BD;

(iii)           the LLC Agreement, duly executed by SMHG, to PAC3, Fletcher, Madison Williams, William W. Sprague, Michael V. Fitzgerald and Gregg Mockenhaupt; and

(iv)           a certificate by the Secretary of each of SMHG and/ or the Company, as the case may be, certifying [A] the resolutions duly adopted by the board of directors of SMHG, authorizing this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in accordance with the articles of incorporation and by-laws of SMHG and Applicable Law, [B] the resolutions duly adopted by the board of directors and the sole shareholder of the Company authorizing this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in accordance with the articles of incorporation and by-laws of the Company and Applicable Law, and [C] the signatures of the officers and directors of SMHG and the Company authorized to execute this Agreement, the Ancillary Agreements and the incumbency of the such officers and directors, to PAC3, Fletcher, Madison Williams and New BD.

(c)           Madison Williams and New BD Deliverables.  Upon the execution of this Agreement, Madison Williams and/ or New BD, as the case may be, shall deliver the following:

(i)           the LLC Agreement, duly executed by Madison Williams, to PAC3, Fletcher, SMHG, William W. Sprague, Michael V. Fitzgerald and Gregg Mockenhaupt;

(ii)           the SMHG Note duly executed by Madison Williams, and guaranteed by PAC3, to SMHG;

(iii)           the Assignment Agreement, duly executed by New BD, to the Company; and

(iv)           a certificate by the Secretary of each of Madison Williams and/ or New BD, as the case may be,  certifying [A] the resolutions duly adopted by the board of managers and the members of Madison Williams, authorizing this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in accordance with the articles of organization and limited liability company agreement of Madison Williams and Applicable Law, [B] the resolutions duly adopted by the board of managers and the members of New BD, authorizing this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in accordance with the articles of organization and limited liability company agreement of New BD and Applicable Law, and [C] the signatures of the officers and managers of Madison Williams and New BD authorized to execute this Agreement, the Ancillary Agreements and the incumbency of the such officers and managers, to PAC3, Fletcher and SMHG.

(d)           Escrow and Closing.  The parties acknowledge and agree that the deliverables set forth in Sections 1.6(a) through (c) (the “Deliverables”) shall not be deemed to be paid, effective and/ or delivered until the satisfaction by the parties of the conditions set forth in Section 6 of this Agreement has occurred (the “Closing”).  The parties shall hold the Deliverables, save and except for the Second Cash Payment, in trust and escrow on behalf of the party delivering such Deliverables and shall return the Deliverables to the party delivering such Deliverables pursuant to this Section in the event Closing does not occur.  The Closing of the transactions provided for in this Agreement shall be held at the offices of SMHG, 600 Travis, Suite 5800, Houston, Texas 77002, or at such other place as shall be agreed upon as may be fixed by mutual agreement of the parties.  At Closing, the Deliverables shall be deemed paid and/ or delivered to the appropriate party and effective pursuant to the terms and conditions of this Agreement.  In the event this Agreement is terminated by SMHG pursuant to Section 7.1(a)(iii) due to the breach of PAC3 and/ or Madison Williams of any of their respective representations, warranties or agreements, or pursuant to Section 7.1 (a)(ii) due to the failure by any party other than SMHG, or the Company to fulfill its obligations that are conditions to closing under Section 6, SMHG shall have the right to retain the Second Cash Payment and PAC3 shall have no recourse to any other party hereto with respect to such payment.  In the event this Agreement is terminated pursuant to the preceding sentence, the parties acknowledge and agree that the Second Cash Payment shall be considered liquidated damages and not a penalty.  In the event this Agreement is otherwise terminated pursuant to Sections 7.1(a)(i), 7.1(a)(ii), 7.1(a)(iv) or 7.1(b), SMHG shall return the Second Cash Payment to PAC3 by wire transfer of immediately available funds in U.S. dollars to a bank account designated by PAC3 as of the date of termination.  The parties acknowledge and agree that New BD shall have the right to retain the First Cash Payment whether or not Closing occurs and, in the event Closing fails to occur, the First Cash Payment shall be considered liquidated damages and not a penalty and PAC3 shall have no recourse to any other party hereto with respect to such payment.

1.7         Closing Deliveries of PAC3 and Fletcher.

(a)           At the Closing, PAC3 shall deliver or cause to be delivered the following:

(i)           all documents and instruments required to be delivered by PAC3 as a condition to Closing as set forth in Sections 6.1, 6.2 and 6.4, duly executed by PAC3; and

(ii)           all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by Madison Williams, New BD, SMHG, the Company or Fletcher in order to consummate the transactions contemplated hereby, in each case duly executed by PAC3.

(b)           At the Closing, Fletcher shall deliver or cause to be delivered the following:

(i)           all documents and instruments required to be delivered by Fletcher as a condition to Closing as set forth in Sections 6.1, 6.2 and 6.3, duly executed by Fletcher; and

(ii)           all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by Madison Williams, New BD, SMHG, the Company or PAC3 in order to consummate the transactions contemplated hereby, in each case duly executed by Fletcher.

1.8         Closing Deliveries of SMHG and the Company.  At the Closing, SMHG and/ or the Company, as the case may be, shall deliver or caused to be delivered the following:

(a)           all documents and instruments required to be delivered by SMHG and the Company as a condition to Closing as set forth in Sections 6.1, 6.3 and 6.4 duly executed by SMHG and/ or the Company;

(b)           the Working Capital Amount, as adjusted pursuant to Section 5.14 herein and less the items set forth in Section 1.2(k);

(c)           the Contributed Assets to New BD; and

(d)           all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by Madison Williams, New BD, PAC3 or Fletcher in order to consummate the transactions contemplated hereby, in each case duly executed by SMHG and/ or the Company.

1.9         Closing Deliveries of Madison Williams and New BD.  At the Closing, Madison Williams and/ or New BD, as the case may be, shall deliver or cause to be delivered the following:

(a)           the Warrant duly executed by Madison Williams to Fletcher;

(b)           all documents and instruments required to be delivered by Madison Williams and New BD as a condition to Closing as set forth in Sections 6.2, 6.3 and 6.4 duly executed by Madison Williams and/ or New BD; and

(c)           all such additional instruments, documents and certificates provided for by this Agreement or as may reasonably be requested by PAC3, Fletcher, SMHG or the Company in order to consummate the transactions contemplated hereby.

1.10       Further Assurances.  From time to time after the Closing, at the request of any party and without further consideration, each party shall execute and deliver further instruments of transfer and assignment and take such other action as the requesting party may reasonably require to more effectively transfer and assign to, and vest in, the requesting party the right granted herein this Agreement

1.11       Transfer Taxes.   Any transfer Tax (such as a sales Tax) imposed due to the transfer and sale of the Contributed Assets to New BD will be borne by the Company.  The Company shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

1.12       Allocation of Contributed Assets.  The consideration received by New BD for the Contributed Assets will be allocated among the Contributed Assets pursuant to New BD’s reasonable discretion and all Tax filings made by the parties shall be consistent with such allocation.

1.13       Bulk Sales.  New BD hereby waives compliance with applicable bulk transfer or similar laws, if any, and SMHG and the Company hereby jointly and severally indemnify and hold harmless New BD from any liabilities and obligations arising from claims made by Persons under applicable bulk sales or similar laws, if any, applicable to the transactions contemplated in this Agreement.

SECTION 2A. REPRESENTATIONS AND WARRANTIES OF PAC3

In order to induce Madison Williams, New BD, SMHG, the Company and Fletcher to enter into this Agreement and consummate the transactions contemplated hereby, PAC3 hereby makes to Madison Williams, New BD, SMHG, the Company and Fletcher, as of the date of this Agreement and the Closing Date, the representations and warranties contained in this Section 2A.

2.1         Organization and Corporate Power.  PAC3 is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  PAC3 has all requisite corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement, the LLC Agreement, SMHG Note, the Assignment Agreement, the Bill of Sale and all other agreements, documents, instruments and certificates to be executed and delivered by it in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”) to which it is a party and to carry out the transactions contemplated hereby and thereby.  Copies of PAC3’s articles of incorporation, as certified by the Secretary of State of Delaware, and PAC3’s by-laws, as certified by the Secretary of PAC3, have been made available to Madison Williams and SMHG and are correct and complete as of the date hereof, and PAC3 is not in violation of any term of its articles of incorporation or by-laws.

2.2         Authority; No Violation.

(a)           PAC3 has all requisite power and authority to execute and deliver this Agreement and Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by PAC3 of each of this Agreement and the Ancillary Agreements has been, and the consummation by PAC3 of the transactions contemplated hereby and thereby have been, duly and validly authorized and approved by all necessary actions of PAC3.  This Agreement has been, and at the Closing each of the Ancillary Agreements will be, duly and validly executed and delivered by PAC3 and (assuming due authorization, execution and delivery by Madison Williams, New BD, SMHG, the Company and Fletcher) this Agreement constitutes, and upon their execution at Closing, each Ancillary Agreement will constitute, legal, valid and binding obligations of PAC3 enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)           Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by PAC3, nor the consummation by PAC3 of the transactions contemplated hereby or thereby, nor compliance by PAC3 with any of the terms or provisions hereof or thereof binding upon it will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the organizational documents of PAC3; (ii) violate any Applicable Law; or (iii) except as set forth on Section 2.2(b) of the PAC3 Disclosure Schedule, require any filing by PAC3 with, or require it to obtain any permit, consent or approval of, or require any party to give any notice to, any Governmental Authority or any other Person.

2.3         Accredited Investor.  PAC3 is an “accredited investor” as defined by Rule 501 under the Securities Act of 1933, as amended (the “Act”), and PAC3 is capable of evaluating the merits and risks of PAC3’s investment in Madison Williams and has the capacity to protect PAC3’s own interests.

2.4         Investment.    PAC3 acknowledges and understands that the Class A Membership Interest and Class B Membership Interest are being purchased for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Class A Membership Interest or Class B Membership Interest made in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder, and applicable state securities laws; and that an investment in the Class A Membership Interest and Class B Membership Interest is not a liquid investment.  PAC3 understands that the Class A Membership Interest and Class B Membership Interest are not presently registered and that there is no public market for the Class A Membership Interest and Class B Membership Interest.  PAC3 acknowledges that the Class A Membership Interest and Class B Membership Interest are speculative and involves a high degree of risk and that PAC3 can bear the economic risk of the purchase of the Class A Membership Interest and Class B Membership Interest, including a total loss of its investment.  PAC3 recognizes that no federal, state or foreign agency has recommended or endorsed the purchase of the Class A Membership Interest or Class B Membership Interest.  PAC3 represents that PAC3 is not subscribing for Class A Membership Interest or Class B Membership Interest as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting.

2.5         Risk of Investment.  PAC3 acknowledges that PAC3 has had the opportunity to perform due diligence and ask questions of, and receive answers from Madison Williams, New BD, SMHG and the Company, or any Person acting on their respective behalf concerning Madison Williams, New BD, the Company and their respective business and to obtain any additional information, to the extent possessed by Madison Williams, New BD, SMHG or the Company (or to the extent it could have been acquired by Madison Williams, New BD, SMHG or the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by PAC3.  In connection therewith, PAC3 acknowledges that PAC3 has had the opportunity to discuss Madison Williams’, New BD’s and the Company’s business, management and financial affairs with Madison Williams’, New BD’s, SMHG’s and the Company’s management or any Person acting on their respective behalf.  Without limiting the generality of the foregoing, PAC3 has been furnished with or has had the opportunity to acquire, and to review: (i) copies of all of Madison Williams’, New BD’s and the Company’s available documents, and (ii) all information, both written and oral, that it desires with respect to Madison Williams’, New BD’s and the Company’s respective business, management, financial affairs and prospects.  In determining whether to make this investment, PAC3 has relied solely on PAC3’s own knowledge and understanding of Madison Williams, New BD, the Company and their respective businesses based upon PAC3’s own due diligence investigations and the information furnished pursuant to this Section.  PAC3 understands that no Person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section and PAC3 has not relied on any other representations or information.  PAC3 has carefully considered and has discussed with the PAC3’s professional legal, Tax, accounting and financial advisors, to the extent the PAC3 has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement and the Ancillary Agreements for PAC3’s particular federal, state, local and foreign Tax and financial situation and has determined that this investment and the transactions contemplated by this Agreement and the Ancillary Agreements are a suitable investment for PAC3.  PAC3 relies solely on such advisors and not on any statements or representations of Madison Williams, New BD, SMHG, the Company or any of their respective agents.  PAC3 understands that PAC3 shall be responsible for PAC3’s own Tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and the Ancillary Agreements.  PAC3 is able to bear the economic risks of an investment in the Class A Membership Interest and Class B Membership Interest and to afford the complete loss of the investment and PAC3: (i) could be reasonably assumed to have the capacity to protect its own interests in connection with the purchase of Class A Membership Interest and Class B Membership Interest, and/ or (ii) PAC3 has a pre-existing personal or business relationship with either Madison Williams, New BD, the Company or any affiliate thereof of such duration and nature as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of Madison Williams, New BD, the Company or such affiliate and is otherwise personally qualified to evaluate and assess the risks, nature and other aspects of this subscription.

2.6         No Broker.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from PAC3 in connection with this Agreement or the transactions contemplated hereby.

2.7         Financing.  PAC3 has (i) sufficient immediately available funds to pay, in cash, the First Cash Payment and Second Cash Payment and (ii) commercially reasonable expectations to meet its guarantor obligations under the SMHG Note.

2.8         Legal Proceedings.  There are no Proceedings pending or, to the Knowledge of PAC3, threatened against PAC3 that challenge the validity or propriety of the transactions contemplated by this Agreement or under the Ancillary Agreements, and there is no injunction, order, judgment or decree imposed upon PAC3.

2.9         Disclosure.  The representations and warranties made or contained in this Agreement, the PAC3 Disclosure Schedule and exhibits hereto and the certificates and statements executed or delivered in connection herewith and all other information provided in writing by PAC3 to Madison Williams, New BD, SMHG, the Company and Fletcher in connection with the transaction contemplated hereby, when taken together: (a) are consistent with PAC3’s offering and other funding documents provided to PAC3’s investors and (b) do not and shall not contain any untrue statement of a fact and do not and shall not omit to state a fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

SECTION 2B. REPRESENTATIONS AND WARRANTIES OF FLETCHER

In order to induce Madison Williams, New BD, SMHG, the Company and PAC3 to enter into this Agreement and consummate the transactions contemplated hereby, Fletcher makes to Madison Williams, New BD, SMHG, the Company and PAC3, as of the date of this Agreement and the Closing Date, the representations and warranties contained in this Section 2B.  Because Fletcher is a corporation and/ or an entity not formed in the United States, references to (i) “articles of incorporation, by-laws and resolutions” shall also be deemed to include corresponding organizational documents, (ii) “director, shareholders and officers” shall also be deemed to include corresponding positions and capacities, and (iii) “Delaware” and “Secretary of State of Delaware” shall also be deemed to include the applicable country, state or province of organization of such affiliate and the corresponding agent or agency for such country, state or province.

2.1         Organization and Corporate Power.  Fletcher has been duly incorporated and is validly existing under the laws of Bermuda as of the date hereof.  Fletcher has all requisite corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby.  Fletcher is not in violation of any term of its articles of incorporation or by-laws.

2.2         Authority; No Violation.

(a)           Fletcher has all requisite power and authority to execute and deliver this Agreement and Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Fletcher of each of this Agreement and the Ancillary Agreements has been, and the consummation by Fletcher of the transactions contemplated hereby and thereby have been, duly and validly authorized and approved by all necessary actions of Fletcher.  This Agreement has been, and at the Closing each of the Ancillary Agreements will be, duly and validly executed and delivered by Fletcher and (assuming due authorization, execution and delivery by Madison Williams, New BD, SMHG, the Company and PAC3) this Agreement constitutes, and upon their execution at Closing, each Ancillary Agreement will constitute, legal, valid and binding obligations of Fletcher enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)           Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by Fletcher, nor the consummation by Fletcher of the transactions contemplated hereby or thereby, nor compliance by Fletcher with any of the terms or provisions hereof or thereof binding upon it will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Fletcher; (ii) violate any Applicable Law; (iii) except as set forth on Section 2.2(b) of the Fletcher Disclosure Schedule, require any filing by Fletcher with, or require it to obtain any permit, consent or approval of, or require any party to give any notice to, any Governmental Authority or any other Person; (iv) violate any agreement between Fletcher and Fletcher's investors.

2.3         Accredited Investor.  Fletcher is an “accredited investor” as defined by Rule 501 of the Act, and Fletcher is capable of evaluating the merits and risks of Fletcher’s investment in Madison Williams and has the capacity to protect Fletcher’s own interests.

2.4         Investment.    Fletcher acknowledges and understands that the Class A Membership Interest is being purchased for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Class A Membership Interest made in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the SEC thereunder, and applicable state securities laws; and that an investment in the Class A Membership Interest is not a liquid investment.  Fletcher understands that the Class A Membership Interest is not presently registered and that there is no public market for the Class A Membership Interest.  Fletcher recognizes that no federal, state or foreign agency has recommended or endorsed the purchase of the Class A Membership Interest.  Fletcher represents that Fletcher is not subscribing for Class A Membership Interest as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting.

2.5         Risk of Investment.  Fletcher acknowledges that Fletcher has had the opportunity to perform due diligence and ask questions of, and receive answers from Madison Williams, New BD, SMHG and the Company, or any Person acting on their respective behalf concerning Madison Williams, New BD, the Company and their respective business and to obtain any additional information, to the extent possessed by Madison Williams, New BD, SMHG or the Company (or to the extent it could have been acquired by Madison Williams, New BD, SMHG or the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by Fletcher.  In connection therewith, Fletcher acknowledges that Fletcher has had the opportunity to discuss Madison Williams’, New BD’s and the Company’s business, management and financial affairs with Madison Williams’, New BD’s, SMHG’s and the Company’s management or any Person acting on their respective behalf.  In determining whether to make this investment, Fletcher has relied solely on the representations and warranties set forth in this Agreement.  Fletcher understands that no Person has been authorized to give any information or to make any representations which were not furnished pursuant to this Agreement and Fletcher has not relied on any other representations or information other than the representations and warranties set forth in this Agreement.

2.6         No Broker.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Fletcher in connection with this Agreement or the transactions contemplated hereby.

2.7         Financing.  Fletcher has sufficient immediately available funds to pay, in cash, the Fletcher Subscription Price.

2.8         Legal Proceedings.  There are no Proceedings pending or, to the Knowledge of Fletcher, threatened against Fletcher that challenge the validity or propriety of the transactions contemplated by this Agreement or under the Ancillary Agreements, and there is no injunction, order, judgment or decree imposed upon Fletcher with respect hereto or thereto.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SMHG
AND THE COMPANY

In order to induce Madison Williams, New BD, PAC3 and Fletcher to enter into this Agreement and consummate the transactions contemplated hereby, SMHG and the Company, jointly and severally, hereby make to Madison Williams, New BD, PAC3 and Fletcher, as of the date of this Agreement and the Closing Date (unless as explicitly set forth as otherwise), the representations and warranties contained in this Section 3, except as set forth in the corresponding Company Disclosure Schedule.

3.1         Organization and Corporate Power.  SMHG is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  The Company has all requisite corporate power and authority to carry on the Business as presently conducted.  Copies of SMHG’s and the Company’s articles of incorporation, as certified by the Secretary of State of Texas, and SMHG’s and the Company’s respective by-laws, as certified by the Secretary of SMHG and the Company respectively, have been made available to Madison Williams, PAC3 and Fletcher and are correct and complete as of the date hereof, and SHMG and the Company are not in violation of any term of their respective articles of incorporation or by-laws.

3.2         Authority; No Violation.

(a)           Each of SMHG and the Company has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by SMHG and the Company of each of this Agreement and the Ancillary Agreements has been, and the consummation by SMHG and the Company of the transactions contemplated hereby and thereby have been, duly and validly authorized and approved by all necessary actions of SMHG and the Company.  This Agreement has been, and at the Closing each of the Ancillary Agreements will be, duly and validly executed and delivered by SMHG and the Company and (assuming due authorization, execution and delivery by Madison Williams, New BD, PAC3 and Fletcher) this Agreement constitutes, and upon their execution at Closing, each Ancillary Agreement will constitute, legal, valid and binding obligations of SMHG and the Company enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)           Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by SMHG and the Company, nor the consummation by SMHG and the Company of the transactions contemplated hereby or thereby, nor compliance by SMHG and the Company with any of the terms or provisions hereof or thereof binding upon it will, with or without the giving of notice, the termination of any grace period or both: (i) violate, conflict with, or result in a breach or default under any provision of the organizational documents of SMHG or the Company; (ii) violate any Applicable Law; (iii) except as set forth in Section 3.2(b) of the Company Disclosure Schedule, require any filing by SMHG or the Company with, or require it to obtain any permit, consent or approval of, or require any party to give any notice to, any Governmental Authority or any other Person; or (iv) result in a violation or breach by SMHG or the Company of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance upon any of the Contributed Assets under, any of the terms, conditions or provisions of any contract or other instrument or obligation to which the Company is a party, or by which any of the Company or any of its properties or assets may be bound.

3.3         Financing.  SMHG has sufficient immediately available funds to pay, in cash, the Working Capital Amount (as adjusted pursuant to Section 5.14 herein and less the items set forth in Section 1.2(k))

3.4         Financial Statements.  Attached as Section 3.4 of the Company Disclosure Schedule are true and correct copies of: (a) the audited balance sheets of the Company as of December 31, 2008, December 31, 2007, December 31, 2006 and December 31, 2005 (collectively, the “Company Balance Sheet”) and (b) the unaudited consolidated balance sheets of the Company and of the Business as of June 30, 2009.  The balance sheets referred to in the previous sentence and the Closing Unaudited Balance Sheets present fairly in all material respects the financial position of the Company as of the dates thereof, and the other financial statements of the Company referred to herein (including the related notes thereto, where applicable) present fairly in all material respects the financial position of the Company at the respective dates therein set forth, in each case in accordance with GAAP, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments (which will not be material) and the absence of notes.

3.5         Ineligible Persons.  To the Knowledge of SMHG and the Company no Employee is ineligible pursuant to any section of the Exchange Act, or any rule promulgated thereunder, or any FINRA rule or regulation to serve as a principal or employee of a registered broker-dealer, nor is there any action, proceeding or investigation pending or, to the Knowledge of SMHG and the Company, threatened by any Governmental Authority that would reasonably be expected to result in any such ineligibility or that would provide a reasonable basis for such ineligibility.

3.6         Contributed Contracts.

(a)           SMHG and the Company have made available or delivered to Madison Williams, PAC3 and Fletcher correct and complete copies of all written Contributed Contracts and correct and complete descriptions of all material terms of all oral Contributed Contracts.  The Contributed Contracts includes all contracts, agreements and understanding (whether in writing or oral) used in the Business with annual payments exceeding $25,000.

(b)           Each Contributed Contract is valid, binding and in full force and effect, and is enforceable against the Company, and to the Knowledge of SMHG and the Company, each other party thereto in accordance with its terms.  The Company has duly performed all of its obligations under each Contributed Contract to the extent that such obligations have accrued.  There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) on the part of the Company, or to the Knowledge of SMHG and the Company, any other party thereto under any Contributed Contract.  Each Contributed Contract has been performed by the Company in accordance with its terms and Applicable Law in all material respects.

(c)           All of the Contributed Contracts may be transferred, conveyed and assigned to New BD without obtaining the consent of the other party except for those Contributed Contracts set forth on Section 3.6(c) of the Company Disclosure Schedule.

3.7         Clients.

(a)           With respect to the Business, the Company has complied in all material respects with all recordkeeping requirements under Applicable Law (including with respect to records in any written or electronic format).

(b)           With respect to the Business, the Company has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies as required by Applicable Law, complete and correct copies of which have been made available to Madison Williams, PAC3, Fletcher and their respective representatives.  Such codes of ethics, insider trading polices, personal trading policies and other material policies comply in all material respects with Applicable Law.  All employees of the Company have executed acknowledgments that they are bound by the provisions of such codes of ethics insider trading policies, personal trading policies and other material policies as required by Applicable Law.  To the Knowledge of SMHG and the Company, there have been no material violations by any officer or investment professional of the Company or waivers or amendments by any them of such codes of ethics, insider trading polices.

(c)           There has not been, and as of the date hereof, to the Knowledge of SMHG or the Company, there exists no set of facts or circumstances that could reasonably be expected to result in, any adverse change in the Company’s relations with any of the current clients of the Business, whether as a result of the transactions contemplated by this Agreement or otherwise.  No current client of the Business has advised SMHG or the Company in writing or otherwise that it is terminating or considering terminating the handling of its business by the Company or in respect of any particular product, project or service, or is planning to reduce its future spending with the Company in any manner.

3.8         Employees.  The employees employed by the Company in the conduct and operation of the Business (the “Employees”) are all employed at will.  Section 3.8 of the Company Disclosure Schedule accurately sets forth each Employee’s (i) job title, (ii) date of hire, (iii) base compensation, and (iv) additional compensation (or the terms thereof, if determined pursuant to a scale or formula).

3.9         No Broker.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from SMHG or the Company in connection with this Agreement or the transactions contemplated hereby.

3.10       Legal Proceedings.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) pending or, to SMHG’s or the Company’s Knowledge, threatened, against the SMHG or Company before any court, Governmental Authority, or arbitrator pertaining to the Business.  SMHG and the Company are not subject to or in default with respect to any indictment, order, injunction, decree or award of any court, arbitrator or Governmental Authority directly relating to the Business, or which would adversely affect the ability of SMHG or the Company to execute, deliver and carry out their respective obligations under this Agreement and the Ancillary Agreements.  There are no Proceedings pending, or, to SMHG’s and the Company’s Knowledge, threatened against SMHG or the Company before any court, Governmental Authority, or arbitrator, which question or challenge the validity of this Agreement or any of the Ancillary Agreements or any action taken, or to be taken, by SMHG or the Company pursuant to this Agreement or any of the Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby, which, if decided adversely against SMHG or the Company would have an adverse effect upon the ability of SMHG or the Company to carry out their respective obligations under this Agreement or any of the Ancillary Agreements.

3.11       Compliance with Applicable Law.

(a)           The Company has conducted the Business in all material respects in accordance with all Applicable Laws.  To the Knowledge of SMHG and the Company, no Employee is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any Governmental Authority relating to the Business or the transactions contemplated hereby or which would give rise to an affirmative answer to any of the questions in the disclosure reporting section of Form BD of the Company, any Employee and/ or New BD (after giving effect to the transaction contemplated by this Agreement).  To the Knowledge of SMHG and the Company, no Employee has been, is charged with, threatened with or under investigation with respect to any violation of any Applicable Law or which could give rise to an affirmative answer to any of the questions in the disclosure reporting section of Form BD of the Company, any Employee and/ or New BD (after giving effect to the transaction contemplated by this Agreement).  Each Employee of the Company who is required to be registered or licensed with any Governmental Authority with respect to the Business is duly registered or licensed as such and such registration or license is in full force and effect.

(b)           No Employee is subject to any liability or disability by reason of any failure to be so registered, licensed or qualified if required by Applicable Law except where the failure to be so registered, licensed or qualified would not be reasonably likely to have a Material Adverse Effect.  As it relates to the Business, SMHG and the Company have not received written notice of any Proceeding concerning any failure to obtain any broker, dealer, commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.

(c)           Intentionally Omitted.

(d)           Other than the requirement that New BD be registered as a broker dealer with the SEC, a member of FINRA, licensed as a broker dealer in every jurisdiction where it conducts its business and properly licenses each registered representative of New BD in every jurisdiction he or she conducts New BD’s business, the Permits are all of the permits, licenses, authorizations, approvals, quality certifications, franchises or rights necessary for the lawful ownership, operation and use of the Contributed Assets and the conduct of the Business.  The Company has materially complied with each Permit and is not in material default under any Permit and there are no outstanding material violations of any of the foregoing. SMHG and the Company have not received any notice asserting any such violation, default or failure to comply with Applicable Law with respect to the Business.  Each of the Permits is generally described in Section 1.2(f) of the Company Disclosure Schedule hereto.  All Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of SMHG and the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened.

(e)           Except as set forth in Section 3.11(e) of the Company Disclosure Schedule and except for examinations conducted by any Governmental Authority in the regular course of the business of the Company (a complete and accurate copy of each correspondence received in connection with such examinations from or to such Governmental Authority has previously been provided or made available to Madison Williams, PAC3 and Fletcher), no Governmental Authority has, to the Knowledge of SMHG and the Company, initiated, and no Governmental Authority has provided written notice to SMHG or the Company of any threatened Proceeding or investigation into the business or operations of the Business or against any of the Employees and, to the Knowledge of SMHG and the Company, no such Proceeding or investigation is contemplated.  Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, there is no deficiency, violation or exception claimed or asserted in writing by any Governmental Authority with respect to any examination of the Business that has not been resolved.

(f)           Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, to the Knowledge of SMHG and the Company, no Employee is, or at any time has been: (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive (other than those of general applicability) by or (v) a recipient of any supervisory letter from, any Governmental Authority relating to the Business.

(g)           The Company has complied in all material respects with all Applicable Laws regarding the privacy of the Business’ clients in all material respects and has established policies and procedures in this regard reasonably designed to ensure compliance in all material respects with Applicable Law.

(h)           To the Knowledge of SMHG and the Company, no Employee has: (a) used any funds of the Business for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of Applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of Applicable Law.

(i)           The operations of the Business are and have been conducted at all times in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority and no action involving the Company with respect to the foregoing is pending or, to the Knowledge of SMHG and the Company, threatened.

3.12       Insurance.     Section 3.12 of the Company Disclosure Schedule sets forth an accurate and complete list of all policies of insurance or bonds owned, held by or covering the Business, true and complete copies of which have been delivered or made available to Madison Williams, PAC3 and Fletcher. Each insurance policy and bond covering the Business is in full force and effect, all premiums due and payable thereon have been paid and SMHG and the Company have not received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond, and no such insurance policy is occurrence-based.  SMHG and the Company have complied in all material respects with the terms and provisions of such policies and bonds.

3.13       Intellectual Property.

(a)           Section 1.2(c) of the Company Disclosure Schedule contains a complete and accurate list of all: (i) Marks owned by the Company and used in the Business (“Company Marks”) and Copyrights owned by the Company and used in the Business (“Company Copyrights”), (ii) all registered Internet domain names held in the name of the Company and used in the Business (except for the domain names, “smhgroup.com” and “smhmls.com”, which shall remain the property of SMHG), and (iii) material licenses, sublicenses or other agreements used by the Company in the Business under which the Company is granted rights by others in Intellectual Property (“Licenses In”) (other than commercial off the shelf software which is made available for a total cost of less than $2,000).  SMHG does not own any Intellectual Property used in the Business.  SMHG does not license or sublicense any Intellectual Property to the Company that is used in the Business.  The Company does not own any Patents used in the Business.  The Company does not own any registered Marks or Copyrights used in the Business.

(b)           Except as set forth on Section 3.13(b) of the Company Disclosure Schedule:

(i)           with respect to the Company Intellectual Property licensed to the Company by a third party (other than commercial off the shelf software which is made available for a total cost of less than $2,000), for use in the Business, the Company possesses valid, adequate and enforceable rights to such Company Intellectual Property as reasonably necessary for the operation of the Business;

(ii)           there are no pending or, to the Knowledge of SMHG and the Company, threatened claims against the Company alleging that any of the operation of the Business or any activity relating thereto infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party Intellectual Property”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property of any Person or entity or that any License In is invalid or unenforceable; and

(iii)           to the Knowledge of SMHG and the Company, neither the operation of the Business nor any activity relating thereto infringes or violates (or in the past infringed or violated) any Third Party Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party Intellectual Property.

(c)           For purposes of this Agreement, “Intellectual Property” means: (A) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);  (B) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (D) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results; (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

3.14       Real Estate.  The Company does not own any real property used in the Business.  Section 3.14 of the Company Disclosure Schedule identifies all of the real estate leases and subleases to which the Company is a party and which are part of the Contributed Assets (the “Leases”).  The Leases are all of the real estate leases and subleases pertaining or relating to the Business.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, the Company is in sole possession of the premises demised under the Leases and has not assigned, sublet, mortgaged or otherwise conveyed all or any portion of their respective interest in any of the Leases or the premises demised under any of the Leases.  Each Lease is valid, binding and in full force and effect, and is enforceable against the Company, and to the Knowledge of SMHG and the Company, each other party thereto in accordance with its terms.  The Company has duly performed all of its obligations under each Lease to the extent that such obligations have accrued.  There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) on the part of the Company, or to the Knowledge of SMHG and the Company, any other party thereto under any Lease.  Each Lease has been performed by the Company in accordance with its terms and Applicable Law in all material respects.  SMHG and the Company have made available or delivered to Madison Williams, PAC3 and Fletcher correct and complete copies of all written Leases.

3.15       Absence of Certain Changes.  Except as set forth in Section 3.15 of the Company Disclosure Schedule, since the date of the Company Balance Sheet, the Company has conducted the Business only in the ordinary course consistent with past practice and there has not been:

(a)           any change in the condition (financial or otherwise) of the Contributed Assets, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, could reasonably be expected to have a Material Adverse Effect on the Business or materially diminish the value to Madison Williams, New BD, PAC3 or Fletcher of the transactions contemplated hereby;

(b)           any encumbrance placed on any of the Contributed Assets;

(c)           any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition of the Contributed Assets or the capital stock of the Company by SMHG or the Company, including any of the Company Intellectual Property, in any single transaction or series of related transactions;

(d)           any (i) amendment, (ii) termination or, (iii) to the Knowledge of SMHG and the Company, proposed or threatened amendment or termination, of any Contributed Contract;

(e)           any payment or discharge of a material encumbrance or liability of the Business which was not shown on the Company Balance Sheet;

(f)           as it relates to the Business, any material contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company including any write-off or compromise of any Accounts Receivable other than in the ordinary course of business consistent with past practices;

(g)           any change in any material financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities) of the Company as it relates to the Business, other than changes required by GAAP or Applicable Law to be implemented during such period, or any significant changes in billing or collection policies or any internal controls of the Company;

(h)           any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Contributed Assets;

(i)           any write-down of the value of any Contributed Asset or any write-off as uncollectible any Accounts Receivable, except for such write-downs or write-offs in the ordinary course of business consistent with past practices in all respects, nor any suffrage of any change or experience of any condition which would require such write-off or write-down;

(j)           as it relates to the Business, any other material transaction entered into by the Company; or

(k)           any contract, letter of intent or agreement (whether or not binding) with respect to, or other commitment or agreement, whether or not in writing, to do any of the foregoing.

3.16       Assets.  Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Assets are owned by the Company, free and clear of any and all liens and encumbrances, or the Company holds a valid leasehold interest in, or otherwise has a valid and enforceable license or right to use, all of such Assets which it does not own.  The Assets are all of the machinery, computers, equipment, supplies, office furniture and all other tangible or intangible personal property owned by the Company or used by the Company with respect to the Business.

3.17       Intentionally Omitted.

3.18       Accredited Investor.  SMHG is an “accredited investor” as defined by Rule 501 under the Act and SMHG is capable of evaluating the merits and risks of SMHG’s investment in Madison Williams and has the capacity to protect SMHG’s own interests.

3.19       Investment.    SMHG acknowledges and understands that the Class A Membership Interest is being purchased for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Class A Membership Interest made in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the SEC thereunder, and applicable state securities laws; and that an investment in the Class A Membership Interest is not a liquid investment.  SMHG understands that the Class A Membership Interest is not presently registered and that there is no public market for the Class A Membership Interest.  SMHG acknowledges that the Class A Membership Interest is speculative and involves a high degree of risk and that SMHG can bear the economic risk of the purchase of the Class A Membership Interest, including a total loss of its investment.  SMHG recognizes that no federal, state or foreign agency has recommended or endorsed the purchase of the Class A Membership Interest.  SMHG represents that SMHG is not subscribing for Class A Membership Interest as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting.

3.20       Risk of Investment.  SMHG acknowledges that SMHG has had the opportunity to perform due diligence and ask questions of, and receive answers from Madison Williams, New BD or any Person acting on their behalf concerning Madison Williams, New BD and their business and to obtain any additional information, to the extent possessed by Madison Williams or New BD (or to the extent it could have been acquired by Madison Williams or New BD without unreasonable effort or expense) necessary to verify the accuracy of the information received by SMHG.  In connection therewith, SMHG acknowledges that SMHG has had the opportunity to discuss business, management and financial affairs with Madison Williams’ and New BD’s management or any Person acting on their behalf.  Without limiting the generality of the foregoing, SMHG has been furnished with or has had the opportunity to acquire, and to review: (i) copies of all Madison Williams’ and New BD’s available documents, and (ii) all information, both written and oral, that it desires with respect to Madison Williams’ and New BD’s business, management, financial affairs and prospects.  In determining whether to make this investment, SMHG has relied solely on SMHG own knowledge and understanding of Madison Williams, New BD and their business based upon SMHG’s own due diligence investigations and the information furnished pursuant to this Section.  SMHG understands that no Person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section and SMHG has not relied on any other representations or information.  SMHG has carefully considered and has discussed with the SMHG’s professional legal, Tax, accounting and financial advisors, to the extent the SMHG has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement and the Ancillary Agreements for SMHG’s particular federal, state, local and foreign Tax and financial situation and has determined that this investment and the transactions contemplated by this Agreement and the Ancillary Agreements are a suitable investment for SMHG.  SMHG relies solely on such advisors and not on any statements or representations of Madison Williams or any of its agents.  SMHG understands that SMHG shall be responsible for SMHG’s own Tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement and the Ancillary Agreements.  SMHG is able to bear the economic risks of an investment in the Class A Membership Interest and to afford the complete loss of the investment and SMHG (i) could be reasonably assumed to have the capacity to protect its own interests in connection with the purchase of Class A Membership Interest or (ii) SMHG has a pre-existing personal or business relationship with either Madison Williams or any affiliate thereof of such duration and nature as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of Madison Williams or such affiliate and is otherwise personally qualified to evaluate and assess the risks, nature and other aspects of this subscription.

3.21       Intentionally Omitted.

3.22       Tax Matters.  There are no liens for Taxes on the Contributed Assets and no Governmental Authority has the right to (nor to the Knowledge of SMHG and the Company are there any basis for any such Governmental Authority to) proceed against, attach or in any other manner encumber or diminish New BD’s use of the Contributed Assets for Taxes payable with respect to periods ending on or before the Closing Date.

3.23       Environmental Matters.

(a)           To the Knowledge of SMHG and the Company, the Company has complied with and is in compliance in all material respects with all applicable Environmental Laws with respect to the premises underlying the Leases, except where the failure to comply would not materially adversely affect the financial condition of the Business, and no proceeding is pending or, to the Knowledge of SMHG and the Company, threatened, alleging any failure to so comply.

(b)           The Company has not received any notice of any pending or, to the Knowledge of SMHG and the Company, threatened litigation, proceeding or claim with respect to the premises underlying the Leases to the effect that the tenant under such Leases may be liable to any Person, or responsible or potentially responsible for the costs of any remedies or removal action or other cleanup costs, as a result of non compliance with any Environmental Law.  There is no past or present action, activity, condition or circumstance to the Knowledge of SMHG and the Company that could be expected to give rise to any such liability on the part of such tenant for such cleanup costs.

(c)           As used herein, the term “Environmental Law” means any federal, state, local or foreign law, permit or agreement with any Governmental Authority relating to the environment in effect in any and all jurisdictions where the premises underlying the Leases are located.

3.24       Intentionally Omitted.

3.25       Intentionally Omitted.

3.26       Derivative Instruments. As of the date of this Agreement, each Contributed Contract that is a Derivative Instrument, whether entered into for the account of the Company or on a solicited basis for the account of a customer of the Company, was entered into in the ordinary course of business and in accordance with Applicable Laws and accounting standards and, to the Knowledge of SMHG and the Company, in accordance with prudent business practice and with counterparties believed to be financially responsible at the time.  The Company has duly performed all of its obligations under each such Derivative Instrument to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults of such by the Company and, to the Knowledge of SMHG and the Company, there are no breaches, violations or defaults or allegations or assertions of such by any other party thereunder, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

3.27       Disclosure.  The representations and warranties made or contained in this Agreement, the Company Disclosure Schedule and exhibits hereto and the certificates and statements executed or delivered in connection herewith and all other information provided in writing by SMHG and the Company to Madison Williams, New BD, PAC3 and Fletcher in connection with the transaction contemplated hereby, when taken together, do not and shall not contain any untrue statement of a  fact and do not and shall not omit to state a fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

SECTION 4. REPRESENTATIONS AND WARRANTIES
OF MADISON WILLIAMS AND NEW BD

In order to induce PAC3, Fletcher, SMHG and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Madison Williams and New BD hereby make to PAC3, Fletcher, SMHG and the Company, as of the date of this Agreement and the Closing Date, the representations and warranties contained in this Section 4.

4.1         Organization and Corporate Power. Madison Williams and New BD are each a limited liability company duly organized, validly existing and in good standing under the laws of New York. The copies of the Articles of Organization of Madison Williams and New BD, as certified by the Secretary of State of New York, have been made available to PAC3, Fletcher, SMHG and the Company, are correct and complete as of the date hereof and Madison Williams and New BD are not in violation of any term of their respective Articles of Organization.

4.2         Authority; No Violation.

(a)           Each of Madison Williams and New BD has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by them respectively in connection with the transactions contemplated hereby, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Madison Williams and New BD of each of this Agreement and the Ancillary Agreements to be executed and delivered by them respectively in connection with the transactions contemplated hereby, has been, and the consummation by Madison Williams and New BD of the transactions contemplated hereby and thereby have been, duly and validly authorized and approved by all necessary actions of Madison Williams and New BD respectively.  This Agreement has been, and at the Closing each of the Ancillary Agreements to be executed and delivered by Madison Williams and New BD in connection with the transactions contemplated hereby will be, duly and validly executed and delivered by Madison Williams and New BD and (assuming due authorization, execution and delivery by PAC3, Fletcher, SMHG and the Company), this Agreement constitutes, and upon its execution at the Closing, each Ancillary Agreement to be executed and delivered by Madison Williams and New BD in connection with the transactions contemplated hereby will constitute, legal, valid and binding obligations of Madison Williams and New BD as applicable enforceable against them respectively in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability.

(b)           Neither the execution, delivery or performance of this Agreement by Madison Williams and New BD and the Ancillary Agreements to be executed and delivered by Madison Williams and New BD in connection with the transactions contemplated hereby, nor the consummation by Madison Williams and New BD of the transactions contemplated hereby or thereby, nor compliance by Madison Williams and New BD with any of the terms or provisions hereof or thereof binding upon them respectively will, with or without the giving of notice, the termination of any grace period or both:  (i) violate, conflict with, or result in a breach or default under any provision of the organizational documents of Madison Williams and New BD; (ii) violate any Applicable Law; (iii) except as set forth in Section 4.2(b) of the Madison Williams Disclosure Schedule, require any filing by Madison Williams or New BD with, or require either of them to obtain any permit, consent or approval of, or require any party to give any notice to, any Governmental Authority or any other Person; or (iv) result in a violation or breach by Madison Williams or New BD of, conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any contract or other instrument or obligation to which Madison Williams or New BD is a party, or by which Madison Williams, New BD or any of their respective properties or assets may be bound.

4.3         Capital Structure.  Immediately prior to giving effect to the transactions contemplated hereby, (a) 525,000 units of Class B Membership Interest of Madison Williams are issued and outstanding to which William W. Sprague, Michael V. Fitzgerald and Gregg Mockenhaupt own 175,000 each, (b) 1,975,000 units of Class B Membership Interest of Madison Williams are reserved for issuance to executives and employees of Madison Williams at the discretion of the board of managers of Madison Williams, (c) 500,000 units of Class B Membership Interest of Madison Williams are reserved for future issuance of warrants to the executives of the Company and its Affiliates, at the discretion of the board of managers of Madison Williams, at a warrant exercise price of $2.00 per unit, and (d) 500,000 units of Class B Membership Interest of Madison Williams are reserved for future issuance of warrants to the executives of the Company and its Affiliates, at the discretion of the board of managers of Madison Williams, at a warrant exercise price of $3.00 per unit.  After Closing and the issuance and delivery of the units of Class A Membership Interest, units of Class A Membership Interest and the Warrant to PAC3, Fletcher and SMHG, as the case may be, (i) PAC3 shall own 250,000 units of Class A Membership Interest and 2,250,000 units of Class B Membership Interest, (ii) Fletcher shall own 3,250,000 units of Class A Membership Interest and the Warrant (to purchase an additional 500,000 units of Class A Membership Interest) and (iii) SMHG shall own 1,750,000 units of Class A Membership Interest. Except for the Warrant, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any capital equity of any class of Madison Williams.  Madison Williams has no obligation to purchase, redeem, or otherwise acquire any of its capital equity or any interests therein, and has not redeemed any of its capital equity.  As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding Membership Interest of Madison Williams will have been duly and validly authorized and issued, fully paid and non-assessable, and will have been offered, issued, sold and delivered in compliance in all material respects with applicable federal and state securities laws without giving rise to preemptive rights of any kind.  There are (x) except for the LLC Agreement, no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of Madison Williams’ capital equity or any interests therein, (y) no rights to have the Madison Williams’ capital equity registered for sale to the public in connection with the laws of any jurisdiction and (z) except for the LLC Agreement, no documents, instruments or agreements relating to the voting of Madison Williams’ voting equity or restrictions on the transfer of Madison Williams’ capital equity.

4.4           No Subsidiary.  Except for New BD, Madison Williams does not own or control, directly or indirectly, any interest in any other Person.

4.5           No Broker.  Madison Williams and New BD have not incurred or become liable for any investment banking fees, brokerage commissions, broker’s or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.6           Legal Proceedings.  There are no Proceedings pending or, to the Knowledge of Madison Williams, threatened against Madison Williams and New BD that challenge the validity or propriety of the transactions contemplated by this Agreement or under the Ancillary Agreements, and there is no injunction, order, judgment or decree imposed upon Madison Williams or New BD.

4.7           Disclosure.  The representations and warranties made or contained in this Agreement, the Madison Williams Disclosure Schedule and exhibits hereto and the certificates and statements executed or delivered in connection herewith and all other information provided in writing by Madison Williams and New BD to PAC3, Fletcher, SMHG and the Company in connection with the transaction contemplated hereby, when taken together, do not and shall not contain any untrue statement of a fact and do not and shall not omit to state a fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

SECTION 5. COVENANTS

5.1           Making of Covenants.  Each of the parties each hereby agree to comply with the covenants and agreements made by such party in this Article 5.

5.2           Regulatory Filings. SMHG and the Company shall use their commercially reasonable efforts to aid, assist and cooperate with all reasonable requests of Madison Williams and New BD in connection with New BD obtaining any Governmental Authority or other third-party permit, consent or approval required in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement including, without limitation, the registration of New BD with the SEC as a broker-dealer under the Exchange Act and the obtaining by New BD of membership with FINRA.  New BD shall use, and Madison Williams shall cause to New BD to use, commercially reasonable efforts to register New BD with the SEC as a broker-dealer under the Exchange Act and obtain membership with FINRA.

5.3           Conduct of Business.  Between the date of this Agreement and the Closing, except as expressly required or permitted by other provisions of this Agreement, without the prior written consent of Madison Williams, PAC3 and Fletcher:

  (a)          SMHG and the Company will conduct the Business only in the ordinary course of business consistent with past practices and in compliance in all material respects with all Applicable Laws and its constituent documents and only take those actions necessary for the consummation of the transactions contemplated hereby; and

  (b)          SMHG and the Company will not knowingly take any action that would if taken before the date of this Agreement result in a breach of the representations and warranties set forth in this Agreement without the prior written consent of Madison Williams, PAC3 and Fletcher.

5.4           Preservation of Business.  Until the Closing, SMHG and the Company shall use all reasonable best efforts to:

  (a)          Preserve the Business;

  (b)          Preserve and maintain the Contributed Assets subject to normal wear and tear;

  (c)          Maintain the present clients of the Business, in each case on terms that are at least as favorable to the Business or the Company, as the case may be, as the terms of the Contributed Contracts between the Company and such client as in effect on the date hereof;

  (d)          Preserve the goodwill of the Business;

  (e)          Preserve any and all Permits; and

  (f)           Prevent any development or combinations of changes, which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on the Business.

5.5           Notice Rights and Access.  Until the Closing, Madison Williams, PAC3 and Fletcher shall be entitled to receive all notices and information furnished by the Company to its shareholders, members of the board of directors (or other governing body or Person) or committees of the Company relating to operational matters of the Business (but not to the transactions contemplated by this Agreement), in each case in connection with meetings thereof, as well as copies of the minutes of any such meetings or consents of the Company or the shareholders, members of the board of directors (or other governing body or Person) or committees thereof of the Company and a description of any actions taken by such Persons at any such meeting relating to operational matters (but not to the transactions contemplated by this Agreement).  The Company shall afford to Madison Williams, PAC3, Fletcher and their respective representatives and agents reasonable access, during normal business hours and with reasonable notice, to the Records of the Company in order that Madison Williams, PAC3 and Fletcher may have full opportunity to make such investigation as it shall reasonably desire for purposes consistent with this Agreement.

5.6           Notice of Default.  Promptly upon the occurrence of, or promptly upon a party becoming aware of the occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to such party prior to the date hereof, of any of the representations, warranties or covenants of such party contained in or referred to in this Agreement, such party shall give written notice thereof to the other parties in reasonable detail.

5.7           Solicitation of Offers.  From the date hereof until the earlier of November 16, 2009 or the date that FINRA denies New BD’s New Membership Application (the “Termination Date”), SMHG and the Company, on behalf of themselves and their respective affiliates, agree that neither they or their respective affiliates, directors, officers, shareholders, employees or agents will: (i) discuss or pursue a possible sale, recapitalization or other transaction of the Company, any sale of capital stock of the Company or Contributed Assets or any interest therein, or provide any information to any Person in connection therewith, or (ii) disclose to any other Person the contents of this Agreement.  SMHG and the Company shall notify Madison Williams, PAC3 and Fletcher in the event they or their respective affiliates, directors, officers, shareholders, employees or agents have received any offer relating to the foregoing and shall provide the material terms of such offer and the identity of the Person making such offer.

5.8           Employee Matters; Assignment of Contributed Assets; Collections.

  (a)          Continuing Employee Coverage.  From the date of this Agreement until the later of (i) Closing or (ii) November 16, 2009, the parties hereby agree that [A] the Employees will continue to be covered/ eligible participants for group health, disability, dental and other insurance that the Company may have in effect from time to time and other benefits and benefit plans, if any, as are provided to other full-time employees of the Company, [B] the Employees will continue to be eligible for benefits and will continue to comply with the eligibility requirements as well as waiting period under the SMHG benefit contracts, and [C] the Employees’ portion of premium and contributions will continue to be deducted through payroll consistent with past practices.  New BD shall reimburse SMHG for all reasonable costs and expenses incurred by SMHG with respect to the benefits set forth in Section 5.8(a)[A] provided by SMHG to the Employees from Closing through November 16, 2009.  From and after Closing, Madison Williams and/ or New BD shall assume all severance pay and vacation obligations accrued by the Employees while with the Company.

  (b)          Non-Solicitation.  From and after Closing, SMHG and the Company agree not to directly or indirectly solicit any employee of Madison Williams or New BD or their respective successors and assigns to leave the employ of Madison Williams or New BD or directly or indirectly hire any such employee, provided, however, that SMHG and the Company will not be deemed to have violated their respective obligations under this Section if SMHG or the Company, as the case may be, directly or indirectly participates in a general solicitation of employment to which employees of Madison Williams or New BD or their respective successors and assigns respond.

  (c)          Assignment and Assumption of Contributed Assets.   The parties other than Fletcher shall use their commercially reasonable best efforts to obtain, and to cooperate with all reasonable requests of the Company in connection with it obtaining, any third-party consent or approval required in connection with the assignment to and assumption by New BD of the Contributed Assets, Contributed Contracts and Permits, which efforts may involve the posting of security by New BD or the Company to secure the performance of such Contributed Contracts or the transfer of such Permits.  The parties acknowledge and agree that SMHG and/ or the Company have provided a letter or letters of credit to certain landlords under the Leases.  To the extent any Lease is not assignable by the Company to New BD, New BD hereby agrees to provide to SMHG or the Company a letter or letters of credit in an amount proportional to the space utilized by New BD on the premises underlying such Lease not to exceed $180,600 in the aggregate.

  (d)          Outstanding Restricted Stock and Options.  Any and all unvested restricted stock and options to purchase securities of SMHG held by Employees at the Closing Date pursuant to SMHG’s stock incentive or option plan or other contracts or agreements shall not be terminated as a result of the Closing and shall continue to vest pursuant to their original terms if such Employees remain, throughout such term, employees of Madison Williams or New BD after Closing.

  (e)          Collection and Guarantee of Certain Accounts Receivable.   The parties other than Fletcher shall use commercially reasonable efforts to collect, and Madison Williams and New BD shall cooperate with all reasonable requests of the Company, in connection with the collection of accounts receivable that are not included in the Accounts Receivable pursuant to Section 1.2(b), and Madison Williams and New BD shall guarantee collection of such accounts receivable by the Company except for such written-off amounts the parties mutually agree to in good faith.  To the extent Madison Williams and/ or New BD receives any payment after the Closing from a Person on account of any account receivable that is not included in the Accounts Receivables, it shall hold such payment in trust for the benefit of the Company and promptly remit such funds to the Company.

5.9           Defenses and Claims.  Upon New BD’s reasonable request, the Company agrees to cooperate with New BD to maintain, secure, perfect and enforce any defenses, set-offs or counterclaims which New BD shall have with respect to the Contributed Assets and Assumed Liabilities, including the execution of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by New BD in connection with such defenses, set-offs or counterclaims.

5.10         Confidentiality.  Any information (except publicly available or freely usable material obtained from another source) regarding this Agreement or the subject matter hereof with respect to any party to this Agreement or its affiliates will be kept in strict confidence by all other parties to this Agreement and their agents.  Except as required by Applicable Law, the parties and their respective affiliates, directors, officers, managers, shareholders, members, employees or agents, will not disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after Closing, regardless of whether Closing takes place, except as necessary to their attorneys, accountants, professional advisors, broker or finders, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.  Except as required by Applicable Law, each party shall retain all information obtained from the other and their lawyers regarding this Agreement or the subject matter hereof on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.  Except as required by Applicable Law, each party agrees not to make any press release or public announcement regarding this Agreement and the transactions contemplated herein without the prior consent of the other parties.

5.11         Accounts Receivable.  To the extent the Company receives any payment after the Closing from a Person on account of an Account Receivable, the Company shall hold such payment in trust for the benefit of New BD and promptly remit such funds to New BD.

5.12         Regulatory Documents and Records.  After Closing, SMHG and the Company shall provide to New BD access to all (i) Regulatory Documents that relate to the Business required to be made or preserved by the SEC, FINRA or any state securities commission, and (ii) Records of the Business.  SMHG and the Company agree to preserve the foregoing Regulatory Documents and Records and not to destroy any such Regulatory Documents and Records without the prior written consent of New BD.  The parties agree that 600 Travis, Suite 5800, Houston, Texas 77002 shall be designated as the location at which such Regulatory Documents and Records will be maintained and preserved and New BD shall have full and unfettered access to such location after Closing during normal business hours.  SMHG and the Company shall provide New BD with all keys, passes, codes, passwords and other security clearances necessary to allow New BD access to the foregoing location, Regulatory Documents and Records.  SMHG and the Company further agree to make such Regulatory Documents and Records available to all appropriate Governmental Authorities and permit authorized representatives of any Governmental Authority access to such Regulatory Documents and Records for onsite inspections as requested by New BD.

5.13         Company Disclosure Schedules.  The parties hereto agree that the completed Company Disclosure Schedules identified in Section 3 have not been delivered as of the date of this Agreement and shall be delivered to Madison Williams, PAC3 and Fletcher no later than three (3) Business Days prior to Closing.  In the event all of such schedules are not delivered by such date, Madison Williams, PAC3 and/ or Fletcher shall have the right to terminate this Agreement pursuant to Section 7.1(b) hereinbelow.

5.14         Adjustment of Working Capital Amount.  From the date of this Agreement until Closing, the profits and losses realized and incurred by the Business shall be allocated pursuant to the allocation schedule set forth in Exhibit F (the “Allocation Schedule”).  No later than five (5) Business Days prior to the Closing, SMHG or its accountants shall prepare and deliver to Madison Williams an estimated balance sheet, prepared in accordance with GAAP and the Allocation Schedule, that fairly estimates and presents in all material respects the net profits and losses of the Business (including any tax liability) as of January 1, 2009 through the Closing Date (the “Period”).  The foregoing estimated balance sheet is referred to hereinafter as the “Estimated Balance Sheet”).  In the event the Business incurs a net loss at the end of the Period as set forth in the Estimated Balance Sheet, the Working Capital Amount to be paid by the Company at Closing shall be decreased by an amount equal to the net loss set forth in the Estimated Balance Sheet.   In the event the Business realizes a net profit as set forth in the Estimated Balance Sheet, the Working Capital Amount to be paid by the Company at Closing shall be increased by an amount equal the net profit (net of any tax liability) set forth in the Estimated Balance Sheet.  No later than forty five (45) days after the Closing, SMHG or its accountants shall prepare and deliver to Madison Williams a balance sheet, prepared in accordance with GAAP and the Allocation Schedule, that fairly presents in all material respects the actual net profits and losses of the Business during the Period (the “Final Balance Sheet”), including any losses incurred by SMHG or the Company after Closing with respect to non-transferable client receivables of the Business that existed as of the date of Closing.  Unless Madison Williams delivers a written objection to SMHG by the fifteenth (15th) day after its receipt of the Final Balance Sheet, the Final Balance Sheet will become final and binding on the parties.  In the event the parties are in agreement with the Final Balance Sheet and the Business incurs a net loss during the Period, New BD shall remit to SMHG from the Working Capital Amount an amount equal to the net loss within ten (10) days of such agreement.  In the event the parties are in agreement with the Final Balance Sheet and the Business realizes a net profit, SMHG shall remit to New BD an amount equal to the net profit within ten (10) days of such agreement.  If Madison Williams does object to the Final Balance Sheet, the written objection must specify the specific items or calculations with which it takes issue.  If Madison Williams objects in accordance with the previous sentence, Madison Williams and SMHG shall, during the ten (10) day period following such objection, negotiate in good faith to reach agreement on the disputed items or amounts.  If, upon completion of such period, Madison Williams and SMHG are unable to reach agreement, they shall promptly thereafter cause a mutually agreed upon independent accountant to conduct an audit and review the disputed items or calculations and all records used in the calculation and preparation of the Final Balance Sheet.  Madison Williams, SMHG and the Company shall, and shall cause their respective directors, officers, employees and advisors to, cooperate and assist in the conduct of the audit, including without limitation the making available, to the extent reasonably necessary, books, records, work papers and personnel.  Madison Williams and SMHG shall require the independent accountant to deliver to them a report setting forth its calculations within thirty (30) days after the engagement of the independent accountant.  Such report will be final and binding upon the parties.  Within ten (10) days after the independent accountant has finished the audit and delivered its report, SMHG or New BD, as the case may be, shall pay to the other all amounts owed pursuant to the independent accountant report.  All payments under this Section 5.14 shall include interest of 1.5% per month (or the maximum rate permitted by Applicable Law) on the amount owed, with interest accruing from the date payment was due through the date that payment in full plus the interest accrued is received.  The expenses of the independent accountant will be shared equally by Madison Williams and SMHG.

5.15         Name Change; Use of Name.  The Company shall use, and SMHG shall cause to the Company to use, commercially reasonable efforts to file an amendment to its certificate of incorporation with the state of Texas changing the Company’s name to a name other than “SMH Capital Inc.”  As the sole stockholder of the Company, SMHG shall consent to the change of the Company’s name pursuant to the foregoing sentence.  SMHG and/ or the Company hereby grants to Madison Williams and New BD the right to use the name “SMH” and any deviation thereof for marketing purposes with respect to the conduct of Madison Williams and/ or New BD business for a period of one (1) year after the Closing.

5.16         Closing Unaudited Balance Sheets.   Prior to the Closing, SMHG shall deliver to Madison Williams unaudited consolidated balance sheet(s) of the Business for the quarterly period(s) beginning after December 31, 2008 and ending prior to the Closing Date (the “Closing Unaudited Balance Sheets”), which shall not reflect the Contributed Assets, the Assumed Liabilities or the Adjustment of Working Capital Amount pursuant to Section 5.14.

SECTION 6. CLOSING CONDITIONS

6.1           Conditions to the Obligation of Madison Williams and New BD.  The obligation of Madison Williams and New BD to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver by Madison Williams, prior to or at Closing, of the following conditions precedent:

  (a)          Representations and Warranties; Covenants.  Each of the representations and warranties of PAC3, Fletcher, SMHG and the Company contained in this Agreement and the Ancillary Agreements shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date) and PAC3, Fletcher, SMHG and the Company shall, on or before the Closing, have performed their respective obligations hereunder which by the terms hereof are to be performed on or before Closing.

  (b)          Registration of New BD.  New BD shall have been registered as a broker-dealer with the SEC under the Exchange Act and approved as a member of FINRA.

  (c)          Officer’s Certificate; Other Deliverables.  The Chief Executive Officer of PAC3, Fletcher, SMHG and the Company each shall have delivered to Madison Williams a certificate as to the satisfaction of the conditions set forth in Section 6.1(a) by PAC3, Fletcher, SHMG and the Company, as the case may be.  All documents, instruments and deliverables set forth in Sections 1.7 and 1.8 to be delivered to Madison Williams and New BD shall have been duly executed and delivered.

  (d)          No Litigation.  There shall have been no determination by Madison Williams, acting in good faith after consultation with outside counsel, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any Person (not party to this Agreement) or any federal, state or other Governmental Authority or regulatory agency of litigation, Proceedings or other action against Madison Williams, New BD, PAC3, Fletcher or any of their respective equity holders which, whether or not arising in the ordinary course of business, could reasonably be expected to have a Material Adverse Effect on the Business.

  (e)          Consents.  The consents and approvals set forth in Section 5.8(c) shall have been made and obtained.

  (f)           No Injunctions.  No law of any Governmental Authority shall have been enacted, entered, promulgated, deemed applicable, enforced or otherwise be in effect that enjoins, restrains, makes illegal or otherwise prohibits the consummation of this Agreement or any of the Ancillary Agreements and no legal action or governmental investigation or proceeding which, if adversely determined, shall be pending to prohibit the consummation of this Agreement or any of the Ancillary Agreements.

  (g)          Balance Sheets.  Madison Williams shall have received from SMHG and/ or the Company the Estimated Balance Sheet and the Closing Unaudited Balance Sheets pursuant to this Agreement.

  (h)          The conditions set forth in Sections 13 and 14 of the Agreement, dated as of November 8, 2009, by and between Fletcher and SMHG shall have been satisfied or waived, it being the understanding and agreement of each of the parties hereto that the transactions contemplated in the Agreement shall be consummated simultaneously with the transactions contemplated herein.

6.2           Conditions to Obligations of SMHG and the Company.  SMHG’s and the Company’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver by SMHG, prior to or at the Closing, of the following conditions precedent:

  (a)          Representations and Warranties; Covenants. Each of the respective representations and warranties of Madison Williams, New BD, PAC3 and Fletcher contained in this Agreement and the Ancillary Agreements shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties that address matters only as of a particular date shall be true and correct in all material respects as of such particular date), and Madison Williams, New BD, PAC3 and Fletcher shall, on or before the Closing, have performed in all material respects their respective obligations hereunder which by the terms hereof are to be performed on or before the Closing.

  (b)          Officer’s Certificate; Other Deliverables.  The Chief Executive Officer of Madison Williams, New BD, PAC3 and Fletcher shall each have delivered to SMHG a certificate as to the satisfaction of the conditions set forth in Section 6.2(a) by Madison Williams, New BD, PAC3 and Fletcher, as the case may be.  All documents, instruments and deliverables set forth in Sections 1.7 and 1.9 to be delivered to SMHG and the Company shall have been duly executed and delivered.

  (c)          No Litigation.  There shall have been no determination by SMHG, acting in good faith after consultation with outside counsel, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any Person (not party to this Agreement) or any federal, state or other Governmental Authority or regulatory agency of litigation, Proceedings or other action against SMHG, the Company or any of their respective equity holders which, whether or not arising in the ordinary course of business, could reasonably be expected to have a Material Adverse Effect on the Business.

  (d)          No Injunctions.  No law of any Governmental Authority shall have been enacted, entered, promulgated, deemed applicable, enforced or otherwise be in effect that enjoins, restrains, makes illegal or otherwise prohibits the consummation of this Agreement or any of the Ancillary Agreements and no legal action or governmental investigation or proceeding which, if adversely determined, shall be pending to prohibit the consummation of this Agreement or any of the Ancillary Agreements.

  (e)          The conditions set forth in Sections 13 and 14 of the Agreement, dated as of November 8, 2009, by and between Fletcher and SMHG shall have been satisfied or waived, it being the understanding and agreement of each of the parties hereto that the transactions contemplated in the Agreement shall be consummated simultaneously with the transactions contemplated herein.

6.3           Conditions to the Obligation of PAC3.  The obligation of PAC3 to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver by PAC3, prior to or at the Closing, of the following conditions precedent:

  (a)          Representations and Warranties; Covenants.  Each of the representations and warranties of Madison Williams, New BD, SMHG, the Company and Fletcher contained in this Agreement and the Ancillary Agreements shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date); and Madison Williams, New BD, SMHG, the Company and Fletcher shall, on or before the Closing, have performed their respective obligations hereunder which by the terms hereof are to be performed on or before the Closing.

  (b)          Registration of New BD.  New BD shall have been registered as a broker-dealer with the SEC under the Exchange Act and approved as a member of FINRA.

  (c)          Officer’s Certificate; Other Deliverables.  The Chief Executive Officer of Madison Williams, New BD, SMHG, the Company and Fletcher shall have delivered to PAC3 a certificate as to the satisfaction of the conditions set forth in Section 6.3(a) by Madison Williams, New BD, SMHG, the Company and Fletcher, as the case may be.  All documents, instruments and deliverables set forth in Sections 1.7(b), 1.8 and 1.9 to be delivered to PAC3 shall have been duly executed and delivered.

  (d)          No Litigation.  There shall have been no determination by PAC3, acting in good faith after consultation with outside counsel, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any Person (not party to this Agreement) or any federal, state or other Governmental Authority or regulatory agency of litigation, Proceedings or other action against Madison Williams, New BD, PAC3, Fletcher or any of their respective equity holders which, whether or not arising in the ordinary course of business, could reasonably be expected to have a Material Adverse Effect on the Business.

  (e)          Consents.  The consents and approvals set forth in Section 5.8(c) shall have been made and obtained.

  (f)           No Injunctions.  No law of any Governmental Authority shall have been enacted, entered, promulgated, deemed applicable, enforced or otherwise be in effect that enjoins, restrains, makes illegal or otherwise prohibits the consummation of this Agreement or any of the Ancillary Agreements and no legal action or governmental investigation or proceeding which, if adversely determined, shall be pending to prohibit the consummation of this Agreement or any of the Ancillary Agreements.

  (g)          The conditions set forth in Sections 13 and 14 of the Agreement, dated as of November 8, 2009, by and between Fletcher and SMHG shall have been satisfied or waived, it being the understanding and agreement of each of the parties hereto that the transactions contemplated in the Agreement shall be consummated simultaneously with the transactions contemplated herein.

6.4           Conditions to the Obligation of Fletcher.  The obligation of Fletcher to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver by Fletcher, prior to or at the Closing, of the following conditions precedent:

  (a)          Representations and Warranties; Covenants.  Each of the representations and warranties of Madison Williams, New BD, SMHG, the Company and PAC3 contained in this Agreement and the Ancillary Agreements shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date); and Madison Williams, New BD, SMHG, the Company and PAC3 shall, on or before the Closing, have performed their respective obligations hereunder which by the terms hereof are to be performed on or before the Closing.

  (b)          Registration of New BD.  New BD shall have been registered as a broker-dealer with the SEC under the Exchange Act and approved as a member of FINRA.

  (c)          Officer’s Certificate; Other Deliverables.  The Chief Executive Officer of Madison Williams, New BD, SMHG, the Company and PAC3 shall have delivered to Fletcher a certificate as to the satisfaction of the conditions set forth in Section 6.4(a) by Madison Williams, New BD, SMHG, the Company and PAC3, as the case may be.  All documents, instruments and deliverables set forth in Sections 1.7(a), 1.8 and 1.9 to be delivered to Fletcher shall have been duly executed and delivered.

  (d)          No Litigation.  There shall have been no determination by Fletcher, acting in good faith after consultation with outside counsel, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any Person (not party to this Agreement) or any federal, state or other Governmental Authority or regulatory agency of litigation, Proceedings or other action against Madison Williams, New BD, Fletcher, PAC3 or any of their respective equity holders which, whether or not arising in the ordinary course of business, could reasonably be expected to have a Material Adverse Effect on the Business.

  (e)          Consents.  The consents and approvals set forth in Section 5.8(c) shall have been made and obtained.

  (f)           No Injunctions.  No law of any Governmental Authority shall have been enacted, entered, promulgated, deemed applicable, enforced or otherwise be in effect that enjoins, restrains, makes illegal or otherwise prohibits the consummation of this Agreement or any of the Ancillary Agreements and no legal action or governmental investigation or proceeding which, if adversely determined, shall be pending to prohibit the consummation of this Agreement or any of the Ancillary Agreements.

  (g)          The completed Company Disclosure Schedules identified in Section 3 shall have been delivered to Fletcher no later than three (3) Business Days prior to Closing.

  (h)          The conditions set forth in Sections 13 and 14 of the Agreement, dated as of November 8, 2009, by and between Fletcher and SMHG shall have been satisfied or waived, it being the understanding and agreement of each of the parties hereto that the transactions contemplated in the Agreement shall be consummated simultaneously with the transactions contemplated herein.

SECTION 7. TERMINATION OF AGREEMENT

7.1           Termination.

  (a)          General.  This Agreement may be terminated at any time prior to the Closing only by written notice and only as follows:

  (i)           by written agreement of the parties;

  (ii)          by any party at any time after the Termination Date, if Closing has not theretofore occurred; provided, that a party may not terminate this Agreement pursuant to this Section 7(a)(ii) if the failure to close is the result of an act or omission by such party in breach of this Agreement;

  (iii)         by any party in the event of the breach by another party of (A) any representation or warranty contained herein or in any Schedule or document delivered in connection herewith, or (B) any agreement contained herein, which breach has not been (or cannot be) cured within 15 days after written notice to the breaching party or the Closing Date, whichever is earlier and which breach could reasonably be expected to have a Material Adverse Effect on the Business; provided, however, that, notwithstanding the foregoing, a party in material breach of any provision of this Agreement may not terminate this Agreement pursuant to this Section 7.1(a)(iii); or

  (iv)         by any party if any permanent injunction or action by any court or other Governmental Body or body of competent jurisdiction enjoining, denying any required approval of or otherwise prohibiting consummation of any of the transactions contemplated by this Agreement becomes final and nonappealable.

  (b)          Termination by Madison Williams, PAC3 and Fletcher.  This Agreement may be terminated upon notice by Madison Williams, PAC3 and/ or Fletcher to SMHG and the Company in the event (i) the Company Disclosure Schedules have not be delivered to Madison Williams, PAC3 and Fletcher pursuant to Section 5.13 hereinabove, or (ii) the disclosures set forth in the delivered Company Disclosure Schedules discloses adverse information, claims, expenses, issues or liabilities of the Company not acceptable to Madison Williams, PAC3 and Fletcher in their respective sole discretion; provided, however, that in the case of a termination pursuant to clause (i), notice shall be delivered to SMHG on or before November 16, 2009 and, in the case of a termination pursuant to clause (ii), notice shall be delivered to SMHG within three (3) Business Days after receipt of such Company Disclosure Schedules or prior to the Closing Date whichever is earlier.

  (c)          Effect of Termination and Abandonment.  In the event of termination of this Agreement hereby pursuant to this Section, this Agreement will become void and have no effect except that this Section 7 and Sections 5.10 and 9 hereof will survive any termination of this Agreement, and except that, notwithstanding anything in this Agreement to the contrary, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

SECTION 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1           Survival.

  (a)          All representations, warranties, covenants, and agreements of the parties made in this Agreement, in any Disclosure Schedule delivered hereunder or in any Ancillary Agreement (i) shall be deemed to have been relied upon by the party or parties to whom they are made, and, subject to Section 8.1(b) below, shall survive the Closing regardless of any investigation on the part of such party or its representatives and (ii) shall bind the parties’ successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and their respective successors and assigns and to their transferees of securities, whether so expressed or not.

  (b)          The representations and warranties contained in Sections 2, 3 and 4 hereof shall expire and terminate and be of no further force and effect after the second anniversary of the Closing, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that (i) any such written claim by Madison Williams or New BD with respect to a breach of the representations and warranties of PAC3, Fletcher, SMHG or the Company with respect to a breach of the representations or warranties contained in Sections 2.2, 2.3, 2.6 and 2.9 of each of Sections 2A and 2B and Sections 3.2, 3.9, 3.11(d), 3.16, 3.18, 3.22, 3.23 and 3.27 or fraud on the part of PAC3, Fletcher, SMHG or the Company of any provision of this Agreement or Ancillary Agreement be given at any time, subject to any applicable statutes of limitation; (ii) any such written claim by SMHG with respect to a breach of the representations and warranties of Madison Williams, New BD,  PAC3 or Fletcher with respect to a breach of the representations or warranties contained in Sections 2.2, 2.3, 2.6 and 2.9 of each of Sections 2A and 2B and Sections 4.2, 4.3, 4.5 and 4.7 or fraud on the part of PAC3, Fletcher, Madison Williams or New BD of any provision of this Agreement or Ancillary Agreement be given at any time, subject to any applicable statutes of limitation; (iii) any such written claim by PAC3 with respect to a breach of the representations and warranties of Madison Williams, New BD, SMHG, the Company or Fletcher with respect to a breach of the representations or warranties contained in Sections 2.2, 2.3, 2.6 and 2.9 of Section 2B and Sections 3.2, 3.11(d), 3.16, 3.18, 3.22, 3.23, 3.27, 4.2, 4.3, 4.5 and 4.7 or fraud on the part of Madison Williams, New BD, SMHG, the Company or Fletcher of any provision of this Agreement or Ancillary Agreement be given at any time, subject to any applicable statutes of limitation be given at any time, subject to any applicable statute of limitation, and (iv) any such written claim by Fletcher with respect to a breach of the representations and warranties of Madison Williams, New BD, SMHG, the Company or PAC3 with respect to a breach of the representations or warranties contained in Sections 2.2, 2.3, 2.6 and 2.9 of Section 2A and Sections 3.2, 3.11(d), 3.16, 3.18, 3.22, 3.23, 3.27, 4.2, 4.3, 4.5 and 4.7 or fraud on the part of Madison Williams, New BD, SMHG, the Company or PAC3 of any provision of this Agreement or Ancillary Agreement be given at any time, subject to any applicable statutes of limitation.

8.2           Indemnification.

  (a)          Indemnification by SMHG and the Company.

  (i)           Except as provided in Sections 1.3 and 5.8(a) hereof, from and after Closing, SMHG and the Company, jointly and severally, agree to defend, indemnify and hold Madison Williams, New BD and their respective directors, managers, members, officers, employees and agents (the “Madison Williams Indemnified Parties”) harmless from and against any and all damages, liabilities, losses, claims, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of counsel and costs), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (“Losses”) which may be sustained or suffered by any Madison Williams Indemnified Party based upon, arising out of, or by reason of (A) any breach of any representation or warranty made by SMHG or the Company in this Agreement or any Ancillary Agreement, (B) any breach of any covenant or agreement made by SMHG or the Company in this Agreement or any Ancillary Agreement, (C) any and all Losses resulting from or relating to the Contributed Assets and/ or the operations of the Business on and prior to the Closing Date (including claims made after Closing which relate to matters or events in existence or which arose on or prior to the Closing Date), (D) any and all Losses resulting from the actions of any Governmental Authority with respect to the operations of the Business prior to the Closing Date, except if such Loss is the result of the negligence or willful misconduct of any Madison Williams Indemnified Party or PAC3 Indemnified Party and (E) any and all Losses arising out of or related to the Excluded Liabilities.

  (ii)          From and after Closing, SMHG and the Company, jointly and severally, agree to defend, indemnify and hold PAC3 and its directors, managers, members, officers, employees and agents (the “PAC3 Indemnified Parties”) harmless from and against any and all Losses which may be sustained or suffered by any PAC3 Indemnified Party based upon, arising out of, or by reason of (A) any breach of any representation or warranty made by SMHG or the Company in this Agreement or any Ancillary Agreement, (B) any breach of any covenant or agreement made by SMHG or the Company in this Agreement or any Ancillary Agreement, (C) any and all Losses resulting from or relating to the Contributed Assets and/ or the operations of the Business on and prior to the Closing Date (including claims made after Closing which relate to matters or events in existence or which arose on or prior to the Closing Date), and (D) any and all Losses resulting from the actions of any Governmental Authority with respect to the operations of the Business prior to the Closing Date, except if such Loss is the result of the negligence or willful misconduct of any Madison Williams Indemnified Party or PAC3 Indemnified Party and (E) any and all Losses arising out of or related to the Excluded Liabilities.

  (iii)         From and after Closing, SMHG and the Company, jointly and severally, agree to defend, indemnify and hold Fletcher, its subscribing affiliate (if applicable) and their respective directors, officers, employees and agents (the “Fletcher Indemnified Parties”) harmless from and against any and all Losses which may be sustained or suffered by any Fletcher Indemnified Party based upon, arising out of, or by reason of (A) any breach of any representation or warranty made by SMHG or the Company in this Agreement or any Ancillary Agreement, (B) any breach of any covenant or agreement made by SMHG or the Company in this Agreement or any Ancillary Agreement, (C) any and all Losses resulting from or relating to the Contributed Assets and/ or the operations of the Business on and prior to the Closing Date (including claims made after Closing which relate to matters or events in existence or which arose on or prior to the Closing Date), and (D) any and all Losses resulting from the actions of any Governmental Authority with respect to the operations of the Business prior to the Closing Date, except if such Loss is the result of the negligence or willful misconduct of any Madison Williams Indemnified Party or PAC3 Indemnified Party and (E) any and all Losses arising out of or related to the Excluded Liabilities.

  (iv)         For purposes of this Section 8.2(a), Losses incurred by Madison Williams, New BD, PAC3 and Fletcher shall not include any Losses as the result of their indemnification of any Madison Williams Indemnified Party, PAC3 Indemnified Party or Fletcher Indemnified Party who is not entitled to indemnification pursuant to Sections 8.2(a)(i), 8.2(a)(ii) or 8.2(a)(iii) respectively.

  (b)          Indemnification by Madison Williams and New BD.  Madison Williams and New BD, jointly and severally, agree to defend, indemnify and hold SMHG, the Company and their respective directors, officers, employees and agents (the “SMHG Indemnified Parties”) harmless from and against any and all Losses which may be sustained or suffered by any SMHG Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by Madison Williams or New BD in this Agreement or any Ancillary Agreement, (ii) any breach of any covenant or agreement made by Madison Williams or New BD in this Agreement or any Ancillary Agreement, and (iii) any and all Losses resulting from or relating to the Contributed Assets and the Assumed Liabilities after Closing, except, in the cases of clauses (ii) through (iii) of this sentence, if such Loss is the result of the negligence or willful misconduct of the SMHG Indemnified Party seeking indemnification.  Madison Williams and New BD agree to defend, indemnify and hold the PAC3 Indemnified Parties harmless from and against any and all Losses which may be sustained or suffered by any PAC3 Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by Madison Williams or New BD in this Agreement or any Ancillary Agreement, and (ii) any breach of any covenant or agreement made by Madison Williams or New BD in this Agreement or any Ancillary Agreement.  Madison Williams and New BD agree to defend, indemnify and hold the Fletcher Indemnified Parties harmless from and against any and all Losses which may be sustained or suffered by any Fletcher Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by Madison Williams or New BD in this Agreement or any Ancillary Agreement, and (ii) any breach of any covenant or agreement made by Madison Williams or New BD in this Agreement or any Ancillary Agreement.

  (c)          Indemnification by PAC3.  From and after the Closing, PAC3 agrees to defend, indemnify and hold the SMHG Indemnified Parties harmless from and against any and all Losses which may be sustained or suffered by any SMHG Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by PAC3 in this Agreement or any Ancillary Agreement, and (ii) any breach of any covenant or agreement made by PAC3 in this Agreement or any Ancillary Agreement.  From and after the Closing, PAC3 agrees to defend, indemnify and hold the Madison Williams Indemnified Parties harmless from and against any and all Losses which may be sustained or suffered by any Madison Williams Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by PAC3 in this Agreement or any Ancillary Agreement, and (ii) any breach of any covenant or agreement made by PAC3 in this Agreement or any Ancillary Agreement.  From and after the Closing, PAC3 agrees to defend, indemnify and hold the Fletcher Indemnified Parties harmless from and against any and all Losses which may be sustained or suffered by any Fletcher Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by PAC3 in this Agreement or any Ancillary Agreement, and (ii) any breach of any covenant or agreement made by PAC3 in this Agreement or any Ancillary Agreement.

  (d)          Indemnification by Fletcher.  From and after the Closing, Fletcher agrees to defend, indemnify and hold the SMHG Indemnified Parties harmless from and against any and all Losses which may be sustained or suffered by any SMHG Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by Fletcher (or its subscribing affiliate if applicable) in this Agreement or any Ancillary Agreement, and (ii) any breach of any covenant or agreement made by Fletcher (or its subscribing affiliate if applicable) in this Agreement or any Ancillary Agreement.  From and after the Closing, Fletcher agrees to defend, indemnify and hold the Madison Williams Indemnified Parties harmless from and against any and all Losses which may be sustained or suffered by any Madison Williams Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by Fletcher (or its subscribing affiliate if applicable) in this Agreement or any Ancillary Agreement, and (ii) any breach of any covenant or agreement made by Fletcher (or its subscribing affiliate if applicable) in this Agreement or any Ancillary Agreement.  From and after the Closing, Fletcher agrees to defend, indemnify and hold the PAC3 Indemnified Parties harmless from and against any and all Losses which may be sustained or suffered by any PAC3 Indemnified Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by Fletcher (or its subscribing affiliate if applicable) in this Agreement or any Ancillary Agreement, and (ii) any breach of any covenant or agreement made by Fletcher (or its subscribing affiliate if applicable) in this Agreement or any Ancillary Agreement.

8.3           Notice; Payment of Losses; Defense of Claims.

  (a)          An indemnified party shall give the indemnifying party notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement within sixty (60) days of such determination, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

  (b)          An indemnified party shall give written notice of a claim for indemnification under Section 8.2 to the indemnifying party, promptly after receipt of any written claim by any third party (each a “Third Party Claim”) and in any event not later than twenty (20) Business Days after receipt of any such written claim (or not later than ten (10) Business Days after the receipt of any such written claim in the event such written claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on the indemnified party), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of an indemnified party to recover indemnity or reimbursement except to the extent that the indemnifying party suffers any material prejudice or material harm with respect to such claim as a result of such failure.  The indemnified party shall also provide the indemnifying party, to the extent such Third Party Claim relates to indemnification under Section 8.2 above, with such further information concerning any such claims as the indemnifying party may reasonably request by written notice.  If the indemnifying party (i) gives written notice to the indemnified party stating that such indemnifying party would be liable under the provisions hereof for indemnity in the amount of such Third Party Claim if such claim were valid and that such indemnifying party disputes and intends to defend against such claim, liability or expense at such indemnifying party’s own cost and expense and (ii) provides assurance reasonably acceptable to such indemnified party that such indemnification will be paid fully and promptly if required, then counsel for the defense shall be selected by such indemnifying party (subject to the consent of such indemnified party, which consent shall not be unreasonably withheld) and such indemnifying party shall not be required to make any payment to the indemnified party with respect to such claim, liability or expense as long as such indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by such indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.  If the indemnifying party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to Third Party Claims which are susceptible to being settled provided the settlement includes a complete release of such indemnified party.  The indemnifying party shall keep such indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such indemnified party with all documents and information that such indemnified party shall reasonably request and shall consult with such indemnified party prior to acting on major matters, including settlement discussions.  Notwithstanding anything herein stated, such indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and any indemnified party and representation of such parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such indemnified party shall be paid by such indemnifying party (but such indemnifying party shall be obligated to pay for only one counsel for such indemnified party in any jurisdiction).  If no such notice of intent to dispute and defend is given by the indemnifying party or if in the reasonable judgment of the indemnified party such diligent good faith defense is not being or ceases to be conducted, such indemnified party may undertake the defense of (with counsel selected by such indemnified party), and shall have the right to compromise or settle, such Third Party Claim, liability or expense (exercising reasonable business judgment).  If such Third Party Claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then such indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with such indemnifying party in such defense.  For purposes of this Section 8.2, each party shall provide all reasonable assistance to any indemnifying party and any indemnified party, as the case may be, necessary to defend against any Third Party Claim or any liability or expense related to such Third Party Claim.

8.4           Exclusive Remedy.  Except as otherwise specifically provided herein, the remedies provided in Section 8.2 shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder or any other equitable remedies) of the parties from and after the Closing in connection with any breach of a representation or warranty, or non performance, partial or total, of any covenant or agreement contained herein or in the Ancillary Agreements.

SECTION 9. MISCELLANEOUS

9.1           Construction; Absence of Presumption.

  (a)          For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement, unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement means “including without limitation”; (iv) “commercially reasonable efforts,” and “reasonable efforts” shall not require a waiver by any party of any material rights or any action or omission that would be a breach of this Agreement; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified.

  (b)          The parties hereby acknowledge that each party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement (including all of the Exhibits and Schedules) or any amendments hereto or thereto.

  (c)          The parties hereby acknowledge and agree that to the extent that there is a conflict between any (i) general provision of this Agreement and (ii) provision specifically relating to Tax matters, the terms of the specific Tax provision shall control.

9.2           Fees and Expenses.  Except as otherwise set forth herein, subject to Section 8, each of the parties will bear its respective own expenses in connection with the negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements.  Notwithstanding the foregoing and in the event the Closing does not occur and SMHG is not entitled to the Second Cash Payment as liquidated damages pursuant to Section 1.6(d), the reasonable legal, accounting and other professional expenses and fees incurred by Madison Williams, New BD and their respective principals in connection with the negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements shall be paid by SMHG.

9.3           Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be construed under and governed by the internal laws of the New York without regard to its conflict of laws provisions.  Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any state or Federal court located within either New York County, New York, or Houston, Harris County, Texas, for all disputes arising under or based on this Agreement, and each of the parties agrees not to commence any action, suit or proceeding relating to any dispute except in such courts.  Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of any dispute in the state or Federal courts within either New York County, New York, or Houston, Harris County, Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.  For at least 30 days prior to filing any suit to enforce this Agreement, the parties will attempt in good faith to resolve any dispute.  EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS OR HIS EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  Each of the parties hereto agrees that the prevailing party(ies) in any action arising out of this Agreement and the transactions contemplated thereby shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action and/or incurred in connection with the preparation therefor.

9.4           Notices.  Any notice, request, demand, consent or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered, overnight or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid.  All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

To Madison Williams or New BD: Madison Williams Capital, LLC 527 Madison Avenue, 14th Floor New York, New York 10022 Attn: William W. Sprague Facsimile:	With a copy to: Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 Attn: Douglas S. Ellenoff Facsimile: (212) 370-7889

To SMHG or the Company: Sanders Morris Harris Group Inc. 600 Travis, Suite 5800 Houston, Texas 77002 Attn: Chief Executive Officer Facsimile:	With a copy to: General Counsel Sanders Morris Harris Group Inc. 600 Travis, Suite 5800 Houston, Texas 77002 Facsimile: (713) 220-5182

To PAC3: Pan Asia China Commerce Corp. 527 Madison Avenue, 14th Floor New York, New York 10022 Attn: Chief Executive Officer Facsimile:	With a copy to: Ellenoff Grossman & Schole LLP 150 East 42nd Street New York, New York 10017 Attn: Douglas S. Ellenoff Facsimile: (212) 370-7889

To Fletcher: Fletcher Asset Management Inc. 48 Wall Street, 5th Floor New York, New York 10005 Attn: Stewart Turner Facsimile:	With a copy to: Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 Attn: Leif B. King Facsimile: (650) 470-4570

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

9.5           Entire Agreement.  This Agreement and the Ancillary Agreements, including the Schedules and Exhibits referred to herein and thereto and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings including, without limitation, the Previous Agreement.  No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

9.6           Publicity and Disclosures.  No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement or any representative or agent thereof without the prior written consent of the other parties, except as is required by Applicable Laws.

9.7           Assignability; Binding Effect.  This Agreement may not be assigned by a party without the prior written consent of the other parties provided that Fletcher may assign all or a portion of its rights under this Agreement to any of its affiliates.  This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.8           Execution in Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  Facsimile signatures shall have the same legal effect as manual signatures.

9.9           Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

9.10         Captions.  The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

9.11         Waiver, etc.  The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way effect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement.  No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.12         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.13         Definitions.  For purposes of this Agreement and the Exhibits and Schedules hereto, the following terms shall have the respective meanings set forth in this Section 9.13:

“Accounts Receivable” shall have the meaning specified in Section 1.2(b).

“Act” shall have the meaning specified in Section 2.3 of Section 2A.

“Agreement” means this Contribution Agreement.

“Allocation Schedule” shall have the meaning specified in Section 5.14.

“Ancillary Agreements” shall have the meaning specified in Section 2.1 of Section 2A.

“Applicable Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement (including those of the FINRA or any other self regulatory organization) applicable to and legally binding on the parties or any of their respective affiliates, equity holders, properties, assets, officers, directors, employees or agents, as the case may be.

“Assets” means the Company Assets and Coker Palmer Assets.

“Assignment Agreement” shall have the meaning specified in Section 1.6(b)(i).

“Assumed Liabilities” shall have the meaning specified in Section 1.3.

“Bill of Sale” shall have the meaning specified in Section 1.6(b)(ii).

“Business” shall have the meaning specified in the recitals hereto.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in New York, New York, are authorized or obligated pursuant to Applicable Law or executive order to be closed.

“Class A Membership Interest” shall have the meaning ascribed to it in the LLC Agreement.

“Class B Membership Interest” shall have the meaning ascribed to it in the LLC Agreement.

“Class C Membership Interest” shall have the meaning ascribed to it in the LLC Agreement.

“Closing” shall have the meaning specified in Section 1.6(d).

“Closing Unaudited Balance Sheets” shall have the meaning specified in Section 5.16.

“Closing Date” shall mean the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coker Palmer Assets” shall have the meaning specified in Section 1.2(e).

“Company” shall have the meaning specified in the preamble hereto.

“Company Assets” shall have the meaning specified in Section 1.2(d).

“Company Balance Sheet” shall have the meaning specified in Section 3.4.

“Company Copyrights” shall have the meaning specified in Section 3.13(a).

“Company Intellectual Property” shall have the meaning specified in Section 1.2(c).

“Company Marks” shall have the meaning specified in Section 3.13(a).

“Contributed Assets” shall have the meaning specified in Section 1.2.

“Contributed Contracts” shall have the meaning specified in Section 1.2(a).

“Copyrights” shall have the meaning specified in Section 3.13(c).

“Deliverables” shall have the meaning specified in Section 1.6(d).

“Derivative Instrument” means (a) each transaction (i) that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/ sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) that is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently entered into in the financial markets and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Employees” shall have the meaning specified in Section 3.8.

“Estimated Balance Sheet” shall have the meaning specified in Section 5.14.

“Exchange Act” shall have the meaning specified in the recitals.

“Final Balance Sheet” shall have the meaning specified in Section 5.14.

“FINRA” means the Financial Industry Regulatory Authority Inc.

“First Cash Payment” shall have the meaning specified in Section 1.1(a).

“Fletcher” shall have the meaning specified in the preamble hereto.

“Fletcher Indemnified Party” shall have the meaning specified in Section 8.2(a)(iii).

“Fletcher Subscription Price” shall have the meaning specified in Section 1.1(b).

“GAAP” means generally accepted accounting principles of the United States, consistently applied for the periods referenced.

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority, including without limitation FINRA and any securities exchanges (to include the Nasdaq Stock Market).

“Intellectual Property” shall have the meaning specified in Section 3.13(c).

“Knowledge” means actual knowledge of such Person, with the assumption that such Person shall have made reasonable and diligent inquiry of the matters presented; provided, however, that the Knowledge of any business entity shall include the Knowledge of such entities officers and directors.

“Leases” shall have the meaning specified in Section 3.14.

“Licenses In” shall have the meaning specified in Section 3.13(a).

“Liens” shall have the meaning specified in Section 1.2.

“LLC Agreement” shall have the meaning specified in Section 1.6(a)(v).

“Losses” shall have the meaning specified in Section 8.2(a).

“Madison Williams” shall have the meaning specified in the preamble hereto.

“Madison Williams Indemnified Parties” shall have the meaning specified in Section 8.2(a)(i).

“Marks” shall have the meaning specified in Section 3.13(c).

“Material Adverse Effect” means, with respect to a Person or business, a material adverse effect on the financial condition, properties, assets, liabilities, business, prospects, operations or results of operations of such Person (and its subsidiaries) or business, taken as a whole, provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes, after the date hereof, in laws and regulations or interpretations thereof by Governmental Authorities generally applicable to financial services businesses but not uniquely relating to SMHG or the Business, (b) changes, after the date hereof, in GAAP, but not uniquely relating to SMHG or the Business, (c) actions or omissions of one party taken with the prior written consent of the other party, (d) changes, after the date hereof, in general economic or market conditions affecting financial services businesses generally in the United States, and (e) changes resulting from the announcement of this Agreement and the transactions contemplated hereby..

“Membership Interest” shall have the meaning ascribed to it in the LLC Agreement.

“New BD” shall have the meaning specified in the preamble hereto.

“PAC3” shall have the meaning specified in the recitals hereto.

“PAC3 Indemnified Parties” shall have the meaning specified in Section 8.2(a)(ii).

“Patents” shall have the meaning specified in Section 3.13(c).

“Period” shall have the meaning specified in Section 5.14.

“Permits” shall have the meaning specified in Section 1.2(f).

“Person” means any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“Previous Agreement” shall have the meaning specified in the recitals hereto.

“Proceedings” shall have the meaning specified in Section 3.10.

“Records” means all corporate, business and operating records, Tax Returns, books and other data relating to the Business (except for Regulatory Documents), including without limitation Records of the Business prior to Closing.

“Regulatory Documents” means all forms, reports, registration statements, schedules and other documents filed, and all amendments thereto and documents incorporated by reference therein, or required to be filed, by such Person pursuant to Applicable Laws of any United States or foreign Governmental Authority.

“SEC” shall have the meaning specified in Section 2.4 of Section 2A.

“Second Cash Payment” shall have the meaning specified in Section 1.1(a).

“SMHG” shall have the meaning specified in the recitals hereto.

“SMHG Indemnified Parties” shall have the meaning specified in Section 8.2(b).

“SMHG Note” shall have the meaning specified in Section 1.1(a).

“Tax” means any federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, alternative or add-on minimum, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, state guarantee fund assessments, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, real property, escheat, environmental or windfall profit tax, custom, duty or other tax, together with any interest, additions or penalties with respect thereto or with respect to any Tax Return, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall have the meaning specified in Section5.7.

“Third Party Claim” shall have the meaning specified in Section 8.3(b).

“Third Party Intellectual Property” shall have the meaning specified in Section 3.13(b)(ii).

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code as amended from time to time.

“Warrant” shall have the meaning specified in Section 1.1(b).

“Working Capital Amount” shall have the meaning specified in Section 1.2(k).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have caused this Amended and Restated Contribution Agreement to be executed as of the date set forth above by their duly authorized representatives.

SANDERS MORRIS HARRIS GROUP INC.

By:	/s/ George L. Ball
Name: George L. Ball
Title: Chief Executive Officer

SMH CAPITAL INC.

By:	/s/ George L. Ball
Name: George L. Ball
Title: Chief Executive Officer

PAN ASIA CHINA COMMERCE CORP.

By:	/s/ William W. Sprague
Name: William W. Sprague
Title: Chief Executive Officer

FLETCHER ASSET MANAGEMENT INC.

By:	/s/ Stewart Turner
Name: Stewart Turner
Title: Authorized Signatory

By:	/s/ Peter Zayfert
Name: Peter Zayfert
Title: Authorized Signatory

MADISON WILLIAMS CAPITAL LLC
(formerly known as Siwanoy Capital, LLC)

By:	/s/ William W. Sprague
Name: William W. Sprague
Title: Chief Executive Officer

MADISON WILLIAMS AND COMPANY LLC
(formerly known as Siwanoy Securities, LLC)

By:	/s/ William W. Sprague
Name: William W. Sprague
Title: Chief Executive Officer